                                                                    EXHIBIT 2.12

================================================================================

                               PURCHASE AGREEMENT

                                   dated as of

                                 August 9, 2002

                                      among

                              GLOBAL CROSSING LTD.,
                       and GLOBAL CROSSING HOLDINGS LTD.,
                        debtors and debtors in possession

                         JOINT PROVISIONAL LIQUIDATORS,
                             of Global Crossing Ltd.
                        and Global Crossing Holdings Ltd.

                    SINGAPORE TECHNOLOGIES TELEMEDIA PTE LTD

                                       and

                      HUTCHISON TELECOMMUNICATIONS LIMITED

================================================================================

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
   ARTICLE I   SUBSCRIPTION FOR NEW COMMON SHARES AND NEW PREFERRED SHARES...      3

         1.1   Subscription for New Company Shares...........................      3

         1.2   The Closing; Deliveries.......................................      3

   ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................      4

         2.1   Organization; Subsidiaries....................................      4

         2.2   Due Authorization; Enforceability.............................      5

         2.3   Capitalization................................................      6

         2.4   SEC Reports...................................................      7

         2.5   Financial Statements..........................................      8

         2.6   Absence of Certain Changes....................................      9

         2.7   Litigation....................................................     11

         2.8   No Conflicts or Violations; Consents..........................     12

         2.9   Regulatory Matters............................................     13

         2.10  Compliance with Laws..........................................     14

         2.11  Commitments...................................................     15

         2.12  Taxes.........................................................     16

         2.13  ERISA Compliance; Absence of Changes in Benefits Plans........     18

         2.14  Intellectual Property; Technology.............................     21

         2.15  Environmental Matters.........................................     21

         2.16  Insurance.....................................................     22

         2.17  Title to Property.............................................     22

         2.18  Network Facilities............................................     24

         2.19  Suppliers.....................................................     26

         2.20  Accounts Receivable...........................................     26

         2.21  Transactions with Certain Affiliates..........................     27

         2.22  Labor Matters; Employee Relations.............................     27

         2.23  Brokers or Finders............................................     27

         2.24  No Prior Activities of New GX.................................     28

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE INVESTORS...............     28

         3.1   Acquisition for Investment....................................     28

         3.2   Restricted Securities.........................................     28

                                TABLE OF CONTENTS
                                   (continued)

                                                                             Page
                                                                             ----
         3.3   Status.......................................................  28

         3.4   Organization.................................................  28

         3.5   Due Authorization............................................  29

         3.6   Consents; No Violations......................................  29

         3.7   Availability of Funds........................................  29

         3.8   Litigation...................................................  29

         3.9   Brokers or Finders...........................................  29

    ARTICLE IV COVENANTS....................................................  30

         4.1   Conduct of Business by the Company Pending the Closing.......  30

         4.2   Reorganization Process.......................................  31

         4.3   No Solicitation..............................................  33

         4.4   Board Representation.........................................  33

         4.5   Employee Agreements; Change in Control; Indemnification......  34

         4.6   Fees and Expenses............................................  35

         4.7   Access to Information; Confidentiality; Monthly Statements...  35

         4.8   Governmental Investigations..................................  36

         4.9   Reasonable Efforts; Consents; Approvals; Notification........  36

         4.10  Non-Compete Covenants........................................  38

         4.11  Press Releases...............................................  38

         4.12  Further Assurances...........................................  39

         4.13  Formation and Capitalization of New GX.......................  39

         4.14  Employment Matters...........................................  39

         4.15  AGC Generally................................................  40

         4.16  Accounts Receivable..........................................  40

         4.17  Receivables Financing........................................  40

         4.18  Listing......................................................  41

         4.19  Tax Returns for 2001.........................................  41

    ARTICLE V  THE JOINT PROVISIONAL LIQUIDATORS............................  41

         5.1   The Joint Provisional Liquidators' Approval..................  41

         5.2   Exclusion of Personal Liability..............................  41

         5.3   The Actions of the Company and GX Holdings...................  41

         5.4   Purpose of the Joint Provisional Liquidators as Parties......  41

         5.5   Joint Provisional Liquidators................................  42

                                TABLE OF CONTENTS
                                   (continued)

                                                                                     Page
                                                                                     ----
      5.6   Governing Law; Submission to Jurisdiction...............................  42

      5.7   Entire Agreement........................................................  42

      5.8   Amendments..............................................................  42

      5.9   Headings................................................................  42

      5.10  No Interpretation Against Drafter.......................................  42

      5.11  Defined Terms; Interpretations..........................................  43

ARTICLE VI  CONDITIONS..............................................................  43

      6.1   Conditions to Obligations of each Investor and the Company..............  43

      6.2   Conditions to Obligations of the Investors..............................  44

      6.3   Conditions to Obligation of the Company.................................  45

      6.4   Special Waiver and Notice...............................................  46

ARTICLE VII TERMINATION.............................................................  47

      7.1   Termination.............................................................  47

      7.2   Effect of Termination...................................................  49

      7.3   Liquidated Damages......................................................  49

      7.4   Non-Survival of Representations, Warranties, Covenants and Agreements...  50

ARTICLE VIII MISCELLANEOUS..........................................................  50

      8.1   Defined Terms; Interpretations..........................................  50

      8.2   Restrictive Legends.....................................................  68

      8.3   Successors and Assigns..................................................  69

      8.4   Entire Agreement........................................................  70

      8.5   Notices.................................................................  70

      8.6   Amendments..............................................................  71

      8.7   Counterparts............................................................  72

      8.8   Headings................................................................  72

      8.9   Governing Law; Submission to Jurisdiction...............................  72

      8.10  Waiver of Jury Trial....................................................  72

      8.11  Severability............................................................  72

      8.12  No Interpretation Against Drafter.......................................  72

      8.13  Confidentiality.........................................................  73

      8.14  Closing Audit...........................................................  73

      8.15  Actions by Banks and Creditors' Committee...............................  74

                                TABLE OF CONTENTS
                                   (continued)

                                                                           Page
                                                                           ----
       EXHIBITS

       Exhibit A   --  Terms of Restructuring.............................

       Exhibit A-1 --  Terms of New GX Preferred Stock....................

       Exhibit A-2 --  Minority Protections...............................

       Exhibit A-3 --  Terms of New Debt Securities.......................

       Exhibit B   --  New GX Capitalization..............................

       Exhibit C   --  Timetable for Restructuring........................

       Exhibit D   --  Monthly Management Reports.........................

       Exhibit E   --  Commitments Containing Non-Compete Covenants ......

       Exhibit F   --  Bermudian Debtors..................................

       SCHEDULES

                               PURCHASE AGREEMENT

       This PURCHASE AGREEMENT (this "Agreement"), dated as of August 9, 2002, is entered into by and among Global Crossing Ltd., a company organized under the Laws of Bermuda (the "Company"), Global Crossing Holdings Ltd., a company organized under the Laws of Bermuda ("GX Holdings"), the Joint Provisional Liquidators of the Company and GX Holdings, Singapore Technologies Telemedia Pte Ltd, a company organized under the Laws of Singapore ("ST Telemedia"), and Hutchison Telecommunications Limited, a company organized under the Laws of Hong Kong ("Hutchison"). ST Telemedia and Hutchison are sometimes collectively referred to as the "Investors" and are sometimes referred to individually as an "Investor". Capitalized terms used herein (and in the Exhibits hereto) without definition shall have the meaning ascribed to such terms in Section 8.1 hereof.

                                   WITNESSETH:

       WHEREAS, the Company and certain of the Subsidiaries (the "Debtors") are debtors and debtors in possession under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. (S)(S) 101-1330 (as amended, the "Bankruptcy Code"), having each commenced voluntary cases (No. 02-40187 (REG) through 02-40241
(REG)) (together with all legal proceedings instituted in a United States Bankruptcy Court in connection with the Restructuring (as defined below) or otherwise involving the Company as debtor, the "Bankruptcy Case") on or after January 28, 2002 (the "Petition Date") in the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court");

       WHEREAS, the Company, GX Holdings and those Subsidiaries set forth on Exhibit F (collectively with the Company and GX Holdings, the "Bermudian Debtors" and each a "Bermudian Debtor") petitioned the Supreme Court of Bermuda (the "Bermuda Court") on January 28, 2002, for the appointment of joint provisional liquidators and by orders dated January 28, 2002 (the "Bermuda Orders"), the Joint Provisional Liquidators were appointed by the Bermuda Court in respect of each Bermudian Debtor (the "Bermuda Case");

       WHEREAS, the Bermuda Orders provide, inter alia, that (A) the Joint Provisional Liquidators have power to oversee and liaise with the Board of Directors (as defined below) in effecting a reorganization and/or refinancing of the Company and GX Holdings under the supervision of the Bermuda Court and the U.S. Bankruptcy Court, (B) the Joint Provisional Liquidators have the power to be consulted prior to, and have power to authorize without further order of the Bermuda Court, the sale or disposition of any business, operation, subsidiary, division or other significant assets of the Company and/or GX Holdings and (C) no payment or disposition of the Company's and/or GX Holdings' assets should be made or effected without the Joint Provisional Liquidators' direct or indirect approval;

       WHEREAS, the Company has agreed to file a plan of reorganization supported and approved by the Investors with the U.S. Bankruptcy Court for the Company and each of its Subsidiaries that is a debtor in connection with the Bankruptcy Case to implement the transactions contemplated by this Agreement including the Restructuring as described herein (the "Bankruptcy Plan") and certain schemes of arrangement in respect of itself and the other Bermudian Debtors with the Bermuda Court (the "Schemes of Arrangement"), to effect the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein;

       WHEREAS, the Company and GX Holdings desire to consummate, subject to confirmation of the Bankruptcy Plan by the U.S. Bankruptcy Court and sanctioning of the Schemes of Arrangement by the Bermuda Court, and each of the Company and GX Holdings has approved the transactions contemplated by this Agreement, including the Company Asset Transfer to a newly formed company, duly organized by the Company under the Laws of Bermuda or the Cayman Islands, as the Investors determine in their reasonable discretion ("New GX"), the capitalization of which will be the New GX Capitalization (as defined below), and consummation of the Bankruptcy Plan with respect to the Debtors;

       WHEREAS, the Joint Provisional Liquidators are joined as parties to this Agreement for the sole purpose of agreeing to the matters set forth in Article V;

       WHEREAS, the Company will be the sole shareholder of New GX until the consummation of the transactions contemplated by this Agreement upon the terms and conditions hereof;

       WHEREAS, in connection with the Bankruptcy Plan, the Investors desire to make a significant investment in New GX and to consummate the transactions contemplated by this Agreement, upon the terms and conditions provided for herein;

       WHEREAS, subject to the terms and conditions hereof, the Company has agreed to, and to cause the other Debtors to seek entry of an order of the U.S. Bankruptcy Court confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code and have agreed to, and to cause the other Bermudian Debtors to, seek entry of an order of the Bermuda Court (the "Sanction Order") sanctioning the Schemes of Arrangement pursuant to the Companies Act 1981 of Bermuda (the "Companies Law");

       WHEREAS, entry of the Confirmation Order and the Sanction Order would, pursuant to Section 1141 of the Bankruptcy Code and Sections 99 and 100 of the Companies Law, respectively, bind the Debtors and their creditors and, pursuant to the Bankruptcy Code, their equity security holders, to the Bankruptcy Plan and the Schemes of Arrangement, which includes the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

       WHEREAS, as an inducement to the Investors to enter into this Agreement, the Company shall, on or prior to the Closing (as defined below), cause New GX to enter into a Registration Rights Agreement with each Investor.

       NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                       SUBSCRIPTION FOR NEW COMMON SHARES

                            AND NEW PREFERRED SHARES

       1.1 Subscription for New Company Shares. Subject to the terms and conditions hereof, at the Closing: (a) the Company shall cause New GX to issue to ST Telemedia, or to a subsidiary of ST Telemedia to which it is entitled to assign its rights pursuant to Section 8.3, 3,300,000 New Common Shares and 9,000,000 New Preferred Shares constituting 30.75% of the New Company Shares to be outstanding as of the Closing Date; (b) the Company shall cause New GX to issue to Hutchison, or to a subsidiary of Hutchison to which it is entitled to assign its rights pursuant to Section 8.3, 3,300,000 New Common Shares and 9,000,000 New Preferred Shares constituting 30.75% of the New Company Shares to be outstanding as of the Closing Date; (c) the Company shall cause New GX to issue pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors pursuant to the Restructuring 15,400,000 New Common Shares constituting 38.50% of the New Company Shares to be outstanding as of the Closing Date; and
(d) each Investor agrees, severally and not jointly, to subscribe for and pay to New GX a purchase price of $125,000,000 in cash, for an aggregate purchase price of $250,000,000 (the "Purchase Price") in consideration of the issuance by New GX of the New Common Shares and the New Preferred Shares (collectively, the "New Company Shares") subscribed for upon the Closing. An Investor may assume the rights and obligations of the other Investor hereunder or may assign its rights to nominees or designees, in each case in accordance with and subject to the conditions contained in Section 8.3.

       1.2 The Closing; Deliveries.

       (a) The closing of the subscription for the New Company Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022-4802, U.S.A., at a date (the "Closing Date") and time to be mutually agreed by the Company and the Investors, which shall be no more than five days after the date following the satisfaction or waiver (by the party entitled thereunder to waive any such condition) of all of the conditions set forth in
Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

       (b) At the Closing, the Company shall cause New GX to deliver share certificates to: (i) ST Telemedia representing the New Company Shares being purchased by ST Telemedia, each registered in the name of ST Telemedia or its nominee or designee as ST Telemedia shall specify to the Company prior to the Closing in accordance with and subject to the conditions contained in Section 8.3; (ii) Hutchison representing the New Company Shares being purchased by Hutchison registered in the name of Hutchison or its nominee or designee as Hutchison shall specify to the Company prior to the Closing in accordance with and subject to the conditions contained in Section 8.3; and (iii) the pre-Petition Date creditors of the Debtors representing the New Company Shares being issued, pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors pursuant to the Restructuring, each registered in the name of the applicable pre-Petition Date creditor or the nominee or designee as such pre-Petition Date creditor shall specify to the Company prior to the Closing. Delivery of such certificates to each Investor and the pre-Petition Date creditors of the Debtors shall be made against receipt by New GX of the Purchase Price payable by each Investor, which shall be paid by wire transfer of immediately available funds to an account designated at least three Business Days prior to the Closing Date by the Company.

       (c) At the Closing, the Company shall distribute, pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors cash in the amount and in accordance with the provisions set forth on Exhibit A.

       (d) At the Closing, the Company shall cause New GX to distribute new debt securities to the pre-Petition Date creditors of the Debtors in the amount and with the terms and conditions set forth on Exhibit A-3.

       (e) At the Closing, and in accordance with the Bankruptcy Plan and the Schemes of Arrangement, New GX shall execute and deliver to the Investors the Registration Rights Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to each Investor, as of the date hereof and as of the Closing Date (representations and warranties of the Company made as of the Closing Date shall be deemed to be made, except where otherwise specified, prior to giving effect to the Company Asset Transfer):

       2.1 Organization; Subsidiaries.

       (a) Each of the Company and GX Holdings is a company duly organized and validly existing under the Laws of Bermuda and has the requisite corporate power and authority to carry on its business as it is now being conducted. On the Closing Date, New GX will be a company duly organized, validly existing and in good standing under the Laws of Bermuda or the Cayman Islands, as the case may be, and will have the requisite corporate power and authority to carry on its business as proposed to be conducted. Each of the Company and GX Holdings is duly qualified and licensed as a foreign company to do business, and is in good standing (in jurisdictions where such concept is recognized and except for the appointment of the Joint Provisional Liquidators in Bermuda) in each jurisdiction where the character of its Assets owned or held under lease or the nature of its business makes such qualification or license necessary except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       (b) Schedule 2.1(b)(i) sets forth a complete and correct list as of the date hereof of each Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that Person, which is a "Significant

Subsidiary" as defined in Rule 1-02(w) of Regulation S-X (each, a "Significant Subsidiary" and, collectively, the "Significant Subsidiaries"). Except as set forth on Schedule 2.1(b)(ii) or in Section 2.3, (i) all of the outstanding share capital of each Significant Subsidiary have been validly issued and are fully paid and nonassessable (in jurisdictions where such concept is recognized), (ii) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the share capital or other equity interests of each Significant Subsidiary free and clear of any and all Encumbrances, and (iii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued share capital or other equity interests of any Significant Subsidiary, or any Commitments (as defined below) of any character whatsoever relating to issued or unissued share capital or other equity interests of any Significant Subsidiary or pursuant to which any Significant Subsidiary is or may become bound to issue or grant additional shares of its share capital or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except for any Subsidiaries which are not Significant Subsidiaries, all of which are set forth on Schedule 2.1(b)(iii), and except as set forth on Schedule 2.1(b)(iv), the Company does not own, directly or indirectly, any interest in any Person which is material to the Company and the Subsidiaries taken as a whole.

       (c) Except as set forth on Schedule 2.1(c), (i) there are no voting trusts, shareholders agreements, proxies or other Commitments or understandings in effect to which any Significant Subsidiary is a party or of which it has Knowledge with respect to the voting or transfer of any of the outstanding shares of capital stock of any Significant Subsidiary, and (ii) there are no outstanding contractual obligations of any Significant Subsidiary that now obligate or in the future could obligate any of them to repurchase, redeem or otherwise acquire any shares of capital stock of any Significant Subsidiary or that constitute "phantom stock," "stock appreciation rights" or similar arrangements or commitments with respect to any Significant Subsidiary.

       (d) Each Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized and except for the appointment of the Joint Provisional Liquidators in respect of the Bermudian Debtors) under the Laws of the jurisdiction of its organization and has, as applicable, the requisite corporate, partnership or limited liability company, power and authority to carry on its business as it is now being conducted, except for such failures to be in good standing which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing and, except for the appointment of the Joint Provisional Liquidators in respect of the Bermudian Debtors, in each jurisdiction where the character of its Assets owned or held under lease or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       2.2 Due Authorization; Enforceability. Subject to the requirements that,
(i) under Section 5.1, the Joint Provisional Liquidators obtain sanction from the Bermuda Court of their decision to approve the Company's and GX Holdings' entry into this Agreement, (ii) the

U.S. Bankruptcy Court approves the Company's and GX Holdings' entry into this Agreement, (iii) the Joint Provisional Liquidators have not withdrawn their approval of the Company's and GX Holding's entry into this Agreement pursuant to their fiduciary duties under Bermuda Law, (iv) the U.S. Bankruptcy Court confirms the Bankruptcy Plan and (v) the Schemes of Arrangement have been successfully implemented pursuant to Section 99 of the Companies Law, each of the Company and GX Holdings has, and on the Closing Date, New GX will have, all right, corporate power and authority to enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and GX Holdings of this Agreement and each of the other Transaction Documents to which it is a party, the Company Asset Transfer and the compliance by each of the Company and GX Holdings with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party are within the corporate power and authority of the Company and GX Holdings and have been duly authorized by all requisite corporate and other action of the Company and GX Holdings. At the Closing, the execution and delivery by New GX of each of the Transaction Documents to which it is a party, the Company Asset Transfer and the compliance by New GX with each of the provisions of the Transaction Documents to which it is a party (including the reservation and issuance of the New Common Shares issuable upon conversion of the New Preferred Shares) shall be within the corporate power and authority of New GX and shall have been duly authorized by all requisite corporate and other action of New GX. At the Closing, the Confirmation Order, the Sanction Order, the Bankruptcy Plan and/or the Schemes of Arrangement, as the case may be, shall have directed and authorized the Company to form New GX, consummate the Company Asset Transfer and register the approved Schemes of Arrangement with the Registrar of Companies in Bermuda. This Agreement has been, and each of the other Transaction Documents to which the Company, GX Holdings or New GX is a party when executed and delivered by the Company, GX Holdings or New GX, as applicable, will be, duly and validly executed and delivered by the Company, GX Holdings and New GX, as applicable, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company, GX Holdings or New GX, as applicable, will constitute, a legal, valid and binding agreement of the Company, GX Holdings and New GX, as applicable, enforceable against the Company, GX Holdings and New GX, as applicable, in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and for limitation imposed by general principles of equity.

       2.3 Capitalization.

       (a) Except as otherwise provided in the Bankruptcy Plan and the Schemes of Arrangement and consented to by the Investors in their sole and absolute discretion immediately prior to the Closing, the authorized share capital of New GX will consist of (i) 55,000,000 New Common Shares, and (ii) 45,000,000 New Preferred Shares, and no share capital or voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, share capital or voting securities of New GX will be issued, reserved for issuance, or outstanding, other than 1,000 New Common Shares which will be issued and owned by the Company and 3,478,500 New Common Shares which will be reserved for issuance upon exercise of share options pursuant to the New GX Management Plan.

       (b) All of the outstanding shares of capital stock and other equity interests of the Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (in jurisdictions where such concept is recognized).

       (c) Upon the Bankruptcy Plan and the Schemes of Arrangement becoming effective and consummation of the Company Asset Transfer and except as set forth on Schedule 2.3, (i) no shares of capital stock or other voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, capital stock or voting securities, of any Subsidiary (other than GX Holdings) shall be issued or outstanding, except for shares of capital stock or other securities of such Subsidiaries owned, directly or indirectly, by New GX and its wholly owned Subsidiaries and (ii) no Encumbrances shall exist over any equity securities of the Subsidiaries.

       (d) As of the Closing, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, (i) the Company Asset Transfer will be completed, (ii) the New Company Shares being acquired by ST Telemedia and/or its designee in accordance with and subject to the conditions contained in Section 8.3 will constitute 30.75% of the New Company Shares to be outstanding as of the Closing Date and 28.29% of the New Outstanding Equity, (iii) the New Company Shares being acquired by Hutchison and/or its designee in accordance with and subject to the conditions contained in Section 8.3 will constitute 30.75% of the New Company Shares to be outstanding as of the Closing Date and 28.29% of the New Outstanding Equity, (iv) the New Company Shares being issued, pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors and/or their designees pursuant to the Restructuring will constitute 38.50% of the New Company Shares to be outstanding as of the Closing Date and 35.42% of the New Outstanding Equity, and (v) the complete equity capitalization of New GX shall be the New GX Capitalization. The New Common Shares and New Preferred Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable (in jurisdictions where such concept is recognized), free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any shareholders of New GX, other than restrictions imposed by applicable securities Laws and as set forth in the Registration Rights Agreement or in Exhibit A-2. The New Common Shares issuable upon conversion of the New Preferred Shares will have been validly reserved for issuance at the Closing, and upon such issuance in accordance with the Certificate of Designations, will be duly authorized, fully paid and nonassessable (in jurisdictions where such concept is recognized), free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any shareholders of New GX, other than restrictions imposed by applicable securities Laws and as set forth in Exhibit A-2. The New Preferred Shares will have the rights, powers, preferences and privileges set out in the Certificate of Designations.

       2.4 SEC Reports. Except as set forth on Schedule 2.4, the Company has timely filed all proxy statements, reports, registration statements, schedules, forms and other documents required to be filed by it under the Exchange Act and the Securities Act and has made available to each Investor complete copies of all such proxy statements, reports, registration statements, schedules, forms and other documents and other reports filed (or required to be filed) by the Company since January 1, 1999 through and including December 28, 2001 under the

Exchange Act and the Securities Act, each as filed with the SEC (collectively, the "SEC Reports"). All proxy statements, reports, registration statements, schedules, forms and other documents filed by the Company and/or the Subsidiaries after the date hereof through the Closing Date will, if and when filed, be in compliance in all material respects with the requirements of its respective report form, the Exchange Act and the Securities Act and will not, at the time they are filed or declared effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that any failure by the Company to file any proxy statement, report, registration statement, schedule, form and other documents shall not constitute a breach of this Section 2.4. Except as set forth on Schedule 2.4, none of the Subsidiaries are required to file any statements or reports with the SEC.

       2.5 Financial Statements.

       (a) The consolidated Monthly Operating Statements of the Company and the Subsidiaries filed with the U.S. Bankruptcy Court (the "Monthly Operating Statements") for the months of February through June 2002 are set forth on
Schedule 2.5(a). Except as set forth on Schedule 2.5(a), each of the Monthly Operating Statements: (i) is derived from and is in accordance with the books and records of the Company and the Subsidiaries; (ii) has been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presents in all material respects in accordance with GAAP the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended, subject in each case to changes resulting from normal year-end adjustments and except, in each case, for adjustments (if any) that result from the resolution of matters disclosed in the footnotes to such financial statements, including the SEC Investigation, the lack of independent public accountants and the write-down of assets, which such adjustments will be, individually or in the aggregate, material to the business, assets, Liabilities, operating results or financial condition of the Company and the Subsidiaries. The consolidated Monthly Operating Statement of the Company and the Subsidiaries for the six month period ended June 30, 2002 (the "Six Month Operating Statement") is set forth on Schedule 2.5(a). The Six Month Operating Statement is derived from and is in accordance with the books and records of the Company and the Subsidiaries, except as disclosed in the notes to the Monthly Operating Statements for the months of February through June 2002.

       (b) Except as set forth on Schedule 2.5(b), since June 30, 2002, neither the Company nor any Subsidiary has any Indebtedness or Liabilities other than Indebtedness or Liabilities incurred in the Ordinary Course of Business or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.5(b), the Company has not factored any of its receivables or entered into any off-balance sheet or other financing arrangement of a type which would not be required to be shown or reflected in the Monthly Operating Statements.

       (c) Except as set forth on Schedule 2.5(c), since January 1, 2002, the Company and its Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

       2.6 Absence of Certain Changes.

       (a) Except as disclosed on Schedule 2.6(a), and except for the commencement and continuation of the Bankruptcy Case and the Bermuda Case, since December 31, 2001, the Company has conducted its business only in the Ordinary Course of Business, and during such period there has not been:

          (i) except as consented to by the Investors and approved by the U.S. Bankruptcy Court, (A) any granting by the Company or any Subsidiary to any current or former director, officer or employee of the Company or any Subsidiary of any increase in their compensation or benefits in excess of $100,000 in the aggregate for any individual, except to the extent required under employment agreements which are enforceable under the Bankruptcy Code and which were in effect as of December 31, 2001, (B) any granting by the Company or any Subsidiary to any such director, officer or employee of any increase in severance or termination pay in excess of $100,000 in the aggregate for any individual, except as was required under any employment, severance or termination policy, practice or agreements which are enforceable under the Bankruptcy Code and which were in effect as of December 31, 2001, or (C) any entry by the Company or any Subsidiary into, or any amendment of, any employment, severance or termination agreement, or any other agreement involving annual compensation in excess of $100,000, with any such director, officer or employee; provided, that all increases, accelerations, determinations, cancellations or extinguishments under Sections 2.6(a)(i) and (ii) collectively shall not exceed $5,000,000 in the aggregate; or

          (ii) except as consented to by the Investors and approved by the U.S. Bankruptcy Court, any (A) material increase in the benefits under, or the establishment, material amendment or termination of, any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other material employee benefit plan covering current or former directors, officers or employees of the Company or any Subsidiary, (B) action to accelerate any rights or benefits, or make any material determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Benefits Plan, or (C) cancellation or extinguishment by the Company or any Subsidiary of loans or advances made to any current or former director, officer or employee of the Company or any Subsidiary in excess of $100,000 in the aggregate per individual; provided, that all increases, accelerations, determinations, cancellation or extinguishments under Sections 2.6(a)(i) and (ii) collectively shall not exceed $5,000,000 in the aggregate; or

       (b) Except as disclosed on Schedule 2.6(b), since December 31, 2001 there has not been:

          (i) any (A) declaration, setting aside or payment of any dividends on, or making of any other distributions in respect of, any of the Common Shares or the capital stock of GX Holdings (including dividends required to be paid by the Company or any Subsidiary pursuant to the terms of any preferred stock), (B) split, combination or reclassification of any of the Common Shares or the capital stock of GX Holdings or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for the Common Shares or any shares of capital stock, or (C) purchase, redemption, exchange or other acquisition of any shares of Common Shares or the capital stock of GX Holdings or any other securities of the Company or GX Holdings or any rights, warrants or options to acquire any such shares or other securities, except in the case of (B) and (C), as required by any employee benefit plan of the Company or GX Holdings existing as of the date hereof;

          (ii) any change in accounting methods, principles or practices by the Company or any Subsidiary affecting the consolidated assets, Liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or by applicable Law;

          (iii) any issuance, delivery, sale or grant by the Company or any Subsidiary of (A) any shares of its capital stock (other than the issuance of the New Company Shares expressly contemplated by the Agreement), (B) any bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Shares may vote or any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of voting securities or convertible or exchangeable securities, or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (x) the vesting of restricted Common Shares or (y) the issuance of Common Shares upon the exercise of options outstanding on the date hereof granted under the 1998 Global Crossing Ltd. Stock Incentive Plan, as amended, in accordance with its terms;

          (iv) any material amendment of the charter or organizational documents of the Company or any Subsidiary;

          (v) any (A) acquisition or agreement to acquire by the Company or any Subsidiary by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof involving an expenditure in excess of $5,000,000 in the aggregate, (B) agreement to acquire any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, except as set forth on Schedule 2.6(b)(v), or (C) commitment by the Company or any Subsidiary to purchase or build any property involving an expenditure in excess of $5,000,000 in the aggregate on a consolidated basis;

          (vi) any sale, lease (as lessor), licensing or other disposition of, or incurrence of any Encumbrance (other than Permitted Encumbrances) on, any material properties or assets of the Company or any Subsidiary, except for sales, leases, licenses or other dispositions of property, assets or inventory made in the Ordinary Course of Business;

          (vii) in the periods from December 31, 2001 to and including the Petition Date and at any time after the Petition Date (except as consented to by the Investors and approved by the U.S. Bankruptcy Court and except for Indebtedness owed by one wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company), any (A) payment, discharge or satisfaction of any claims or Liabilities of the Company or any Subsidiary other than in the Ordinary Course of Business, (B) incurrence of any additional Indebtedness in excess of $2,500,000 individually or $10,000,000 in the aggregate on a consolidated basis, (C) assumption, grant, guarantee or endorsement, or any other accommodation or arrangement making the Company or any Subsidiary responsible for, any Indebtedness of any other Person in excess of $500,000 individually or $5,000,000 in the aggregate on a consolidated basis,
(D) other than in the Ordinary Course of Business, cancellation of any Indebtedness in excess of $500,000 individually or $1,000,000 in the aggregate on a consolidated basis or waiver of any claims or rights of substantial value by the Company or any Subsidiary, (E) waiver of the benefits of, or agreement to modify in any manner, any material confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party, or (F) material loans made, material advances or material capital contributions to, or material investments in, any Person by the Company or any Subsidiary, except loans to wholly-owned Subsidiaries pursuant to the Cash Management Order;

          (viii) any redemption, retirement, defeasance, offer to purchase or change any material term of any Public Debt, or any making of any interest payments or other distributions with respect thereto, except pursuant to the Bankruptcy Plan or the Schemes of Arrangement;

          (ix) permitting any insurance policy listed on Schedule 2.16 to lapse or cease to remain effective or be renewed when subject to expiration without replacing such policy immediately upon notice of pending, threatened or actual cancellation, termination, expiration or otherwise with a substantially similar policy with respect to coverage and amount (including with respect to attorneys' fees) such that the insurance coverage of the Company and the Subsidiaries under such insurance policy will not remain continuously effective; or

          (x) any authorization, commitment or agreement by the Company or any Subsidiary to take any of the actions described in this Section 2.6.

       (c) Except as disclosed on Schedule 2.6(c), and except for the commencement and continuation of the Bankruptcy Case and the Bermuda Case, since December 31, 2001 to the date hereof, there has not occurred any Material Adverse Effect.

       2.7 Litigation.

       (a) Except as set forth on Schedule 2.7(a) or as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the Knowledge of the Company, threatened before any court, arbitrator or other Governmental Entity which (i) seeks to restrain, materially modify, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents,
(ii) subject to the qualifications set forth in the last sentence of Section 6.1(b), seeks to prohibit or limit the ownership or operation by the Company or either Investor or any of its respective Affiliates of any material portion of the business or assets of the Company and the Subsidiaries taken as a whole or any material business or asset of either Investor or any of its respective Affiliates, or to compel the Company, either Investor or any of its respective Affiliates to dispose or hold separate any portion of such business or assets, (iii) seeks to impose material limitations on the ability of either Investor or any of its respective Affiliates to acquire or hold, or exercise full rights of ownership of, any New Company Shares, (iv) seeks damages or a discovery order in connection with such transactions against either Investor that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (v) if resolved adversely to the Company or any Subsidiary, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       (b) Except as set forth on Schedule 2.7(b) or as disclosed in the SEC Reports, neither the Company nor any Subsidiary is in default under or in breach of any order, judgment, injunction or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any Subsidiary is a party or subject to any order, judgment, injunction or decree of any court, arbitrator or other Governmental Entity which in either case would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       2.8 No Conflicts or Violations; Consents. Except as set forth on Schedule 2.8(a), neither the execution, delivery or performance by (1) each of the Company and GX Holdings of this Agreement or any of the other Transaction Documents to which it is a party or (2) New GX of the Transaction Documents to which it is a party, nor the consummation of the Company Asset Transfer and the other transactions contemplated hereby or under the other Transaction Documents will: (a) conflict with, or result in a breach or a violation of, any provision of the memorandum of association, certificate of incorporation or bylaws or other organizational documents of the Company, any Subsidiary or New GX, as applicable; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law applicable to or binding on the Company or any Subsidiary or any provision of any Commitment to which the Company or any Subsidiary or New GX is a party or pursuant to which any of them or any of their assets or properties is subject, except for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, revocation or acceleration, which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; or (c) except for (i) the filing of the memorandum of association and bye-laws of New GX in Bermuda or the Cayman Islands as the case may be, (ii) any required filings under the Exchange Act or the Securities Act,
(iii) the Regulatory Approvals, (iv) the approval of the Joint Provisional Liquidators of the entry by the Company and GX Holdings into this Agreement and the other Transaction Documents to which the Joint Provisional Liquidators are a party, which approval has been provided in Section 5.1, (v) the Confirmation Order, (vi) the Sanction Order, and (vii) any consents of third parties required under any Commitment to which the Company or any Subsidiary is a party or pursuant to which any of them or any of their assets or properties is subject, all of which are set forth on Schedule 2.8(b) (the "Third Party Consents"), require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company, any Subsidiary or New GX. Schedule 2.8(c) lists all Third

Party Consents, the failure of which to obtain would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       2.9 Regulatory Matters.

       (a) The Company or the Subsidiaries have (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX or the Subsidiaries will have) all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from the appropriate Governmental Entity in each applicable jurisdiction for the conduct of their business as presently conducted, including: (i) the FCC (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the "FCC Licenses"); (ii) the State PUCs (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "State Licenses"); (iii) municipal Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Local Authorizations"); and (iv) the appropriate non-U.S. Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Non-U.S. Licenses" and, together with FCC Licenses, State Licenses and Local Authorizations, the "Communications Licenses"), except where the failure to hold any such Communications Licenses or any other licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the FCC Licenses, State Licenses and Non-U.S. Licenses are set forth on Schedule 2.9(a).

       (b) Other than Communications Licenses the loss of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any adverse manner, is not subject to conditions or requirements that are not generally imposed on such authorizations, and is validly held, free and clear of all Encumbrances.

       (c) Except as set forth in Schedule 2.9(c)(i) or as would not, individually or in the aggregate, have a Material Adverse Effect, each holder of a Communications License (i) has operated in all respects in compliance with all terms thereof including all system build-out requirements, and (ii) is in all respects in compliance with, and the conduct of its business has been and is in compliance with, the Communications Act and any other applicable Law, and has filed all registrations, statements, documents and reports and paid all fees required by the Communications Act and any other applicable Law. Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (A) there is no pending or, to the Knowledge of the Company, threatened action by or before the FCC, any State PUC, any municipal Governmental Entity or any non-U.S. Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and (B) except as set forth on Schedule 2.9(c)(ii), there is not now issued, outstanding or, to the Knowledge of the Company, threatened, any notice by the FCC, any State PUC, any municipal Governmental Entity or any non-U.S. Governmental Entity of any violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Company's industry as a whole) relating to the business or operations of the Company or any Subsidiary. To the Knowledge of the Company, no Person has asserted in writing to a Governmental Entity that a material Communications License should be modified or revoked, or that the Company or any Subsidiary is not in material compliance with any Communications License.

       (d) Except as set forth on Schedule 2.9(d) or as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no event has occurred which would permit the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon, or that would prevent any of the Communications Licenses from being renewed on a routine basis or in the ordinary course.

       (e) Schedule 2.9(e) sets forth a complete list of all Telecom Approvals (other than from a municipal Governmental Entity, the failure of which to receive would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect) and to the Knowledge of the Company, all other Regulatory Approvals required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Assuming the receipt of the consents referred to on Schedule 2.9(e), none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Company or New GX, nor the consummation of the transactions contemplated hereby or thereby, will result in any revocation, cancellation, suspension or modification of any Communications Licenses or give rise to the right of any Governmental Entity to take any such action or to fail to renew any Communications License, except for any such revocation, cancellation, suspension, modification or action by any Governmental Entity as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       (f) Except as set forth in Schedule 2.9(f), neither the Company, nor any Subsidiary has (i) a security clearance issued by any Governmental Entity or
(ii) a request for a new or upgraded security clearance in process with any Governmental Entity.

       2.10 Compliance with Laws. Except as set forth on Schedule 2.10 or as disclosed in the SEC Reports, the Company and each Subsidiary are in compliance in all respects with all applicable Laws, except where failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and except for matters arising under the Communications Act and other communications Laws, which are treated exclusively in Section 2.9, and matters arising under Environmental Laws, which are treated exclusively in Section 2.15, and neither the Company nor any Subsidiary has received any notice of any alleged violation of any Law applicable to it that would reasonably be expected to have or will result in, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.10, no investigations, inquiries or reviews by any Governmental Entity with respect to the Company or any Subsidiary have been commenced, except as would not result in, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no such investigations, inquiries or reviews are pending or threatened and no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to give rise to or serve as a basis for the commencement of any such investigation, inquiry or review. In addition to the Communications Licenses, the Company and each Subsidiary holds and is in compliance with (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will hold and be in compliance with) all other licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and the Subsidiaries' properties, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (collectively, "Licenses"). Except as set forth on Schedule 2.10, all of such Licenses are valid and in full force and effect and shall remain so immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and the Company and the Subsidiaries have duly performed and are in compliance in all respects with all of their respective obligations under such Licenses, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no Person has alleged any violation or failure to comply by the Company or any Subsidiary, with any License listed or required to be listed on Schedule 2.10, no suspension, cancellation or termination of any such License is threatened, and no event has occurred or circumstances exist that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or failure to comply with any term or requirement of any such License, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such License, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       2.11 Commitments. Schedule 2.11 sets forth as of the date hereof each executory Commitment of the following types to which the Company or any Subsidiary is a party and by or to which the Company or any Subsidiary or any of their properties is currently bound or subject or may be bound or subject: (a) each Commitment containing covenants purporting to limit the freedom of the Company, any Subsidiary or any of their respective Affiliates to compete or participate in any line of business or activities in any geographic area ("Non-Compete Covenants"); (b) each Commitment relating to planned or in-process capital expenditures in excess of $10,000,000 in the aggregate; (c) each Commitment relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving Indebtedness in amounts in excess of $10,000,000 in the aggregate; (d) each Commitment relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $10,000,000 that has not been consummated; (e) each Commitment in respect of any material joint venture, partnership or other similar arrangement, involving a sharing of profits, losses, costs or Liabilities on the part of the Company or any Subsidiary; (f) each Commitment
(i) with any Governmental Entity and (ii) with any other Person where a Governmental Entity is known to be the end-user or beneficiary of the goods or services supplied to such Person, in each case with identification of any Commitment that is known to involve classified business or information; (g) each Commitment related to the purchases or sales of indefeasible rights of use or leases of capacity, in each case in excess of $10,000,000 in the aggregate, and each Commitment related to the sales of indefeasible rights of use or leases of capacity where the Company or any Subsidiary has received full or partial payment for services or capacity in excess of $5,000,000 and where the Company or any Subsidiary has not fully satisfied or discharged the obligation to provide such services or capacity; (h) each Commitment relating to interconnection agreements with local carriers and each Commitment with resellers involving payments in 2001, or reasonably expected to involve payments in 2002, in each case in excess of $5,000,000 in the aggregate; (i) each Commitment with customers to the extent such Commitment generates, in the aggregate, revenues in excess of 1% of the Company's consolidated gross revenues for the year ended December 31, 2001; and (j) each material agreement and contract (including licenses, sublicenses or similar rights) relating to the Company Intellectual Property. Except as set forth on Schedule 2.11 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except with respect to Executory Contracts included on the Rejection List, as of the Closing Date, (A) neither the Company nor any Subsidiary will be in breach of any Commitment; (B) to the Knowledge of the Company, no other party to a Commitment will be in breach thereof or intends to cancel, terminate or refuse to renew such Commitment or to exercise or decline to exercise any option or right thereunder; and (C) each Commitment will remain (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, will remain) valid and binding in accordance with its terms.

       2.12 Taxes. Except as set forth on Schedule 2.12:

       (a) The Company and each Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them. The Tax Returns filed are complete and accurate in all material respects. Except as prohibited or stayed by the Bankruptcy Code, all Taxes covered by such Tax Returns owed by the Company and each Subsidiary (whether or not shown on any Tax Return) have been timely paid or adequately reserved for on the June 30 Balance Sheet.

       (b) The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of June 30, 2002, exceed the reserves (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30 Balance Sheet (rather than in any notes thereto), and
(ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries.

       (c) Except as prohibited or stayed by the Bankruptcy Code, the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with amounts owed or owing to any employees, independent contractors, creditors, stockholders or other third parties.

       (d) There are no material Encumbrances for Taxes upon the assets of the Company or any Subsidiary except Encumbrances for Taxes not yet due and payable (or that are being contested in good faith).

       (e) There are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed in writing against the Company or any Subsidiary. There are no pending or, to the Knowledge of the Company or any Subsidiary, threatened audits, examinations, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Subsidiary. Audits of foreign, federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 2.12, and none of the Company, any Subsidiary, or any predecessor has been notified that any taxing authority intends to audit a Tax Return for any other period. The Company and the Subsidiaries have delivered or made available to the Investors complete, as filed, copies of foreign, federal, state and local Tax Returns of the Company, the Subsidiaries and their predecessors for the years ended December 31, 1997, 1998, 1999 and 2000, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Subsidiary or any predecessor since December 31, 1997.

       (f) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) or of any group that has filed a combined, consolidated, unitary or similar state, local or foreign Tax Return.

       (g) Neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company or any Subsidiary) (i) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, (ii) as a transferee or a successor, (iii) by contract, or (iv) otherwise.

       (h) There are no Tax sharing, Tax indemnity or other similar agreements or arrangements with respect to or involving the Company, any Subsidiary, the assets or the business of the Company or any Subsidiary, and, after the Closing Date, none of New GX, any Subsidiary, the assets or the business of New GX or any Subsidiary shall be bound by any such Tax sharing, Tax indemnity or other similar agreements or arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

       (i) No material claim has ever been made in writing by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

       (j) Neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. None of the Company, any Subsidiary, or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney with respect to any such Taxes or Tax Returns, has been filed with any Governmental Entity.

       (k) All elections with respect to Taxes affecting the Company, any Subsidiary, or the assets of the Company or any Subsidiary, as of the date hereof are set forth on Schedule 2.12. Neither the Company nor any Subsidiary has (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any its assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made, nor will it make, a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

       (l) Neither the Company nor any Subsidiary: (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity for federal income tax purposes, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

       (m) Neither the Company nor any Subsidiary constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax-free treatment under Section 355(a) of the Code.

       (n) Neither the Company nor any Subsidiary has ever participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

       (o) Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

       (p) The Company has, and has caused each Subsidiary to, (i) use its reasonable efforts to resolve all material outstanding deficiencies, audits, examinations, assessments, or other actions pending, proposed or threatened relating to liability in respect of Taxes of the Company or any Subsidiary, and
(ii) conduct its business so as to preserve for future use, to the extent reasonably practicable, all attributes of the Company and the Subsidiaries relating to Taxes (including net operating losses, refunds, credits, and offsets).

       2.13 ERISA Compliance; Absence of Changes in Benefits Plans.

       (a) Schedule 2.13(a)(i) contains a true and complete list, as of the date hereof, of all material Benefits Plans. True and complete copies of each of the following documents have been made available by the Company to the Investors:
(i) each Benefits Plan and all amendments thereto, and the last written interpretation and description thereof which has been distributed to the plan participants prior to the date hereof, (ii) all funding arrangements with respect to the Benefits Plans, (iii) a description of any Benefits Plan which is not in writing, and (iv) each Employee Agreement. Except as set forth in
Schedule 2.13(a)(ii), since December 31, 2001, until the date hereof, there has not been any adoption or amendment in any respect by the Company or any of the Subsidiaries of any Benefits Plan or Employee Agreement, nor has there been any material change in any actuarial or other assumptions used to calculate funding obligations with respect to any material Benefits Plan, or any change in the manner in which such contributions are determined which, individually or in the aggregate, could result in a material increase in the Company's or the Subsidiaries' Liabilities thereunder.

       (b) With respect to the Benefits Plans and Employee Agreements, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of the Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable Law that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       (c) Each Benefits Plan has been administered substantially in accordance with its terms, and all the Benefits Plans have been operated and are in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Except as set forth on Schedule 2.13(c), the IRS has issued a favorable determination letter with respect to the qualification of each Benefits Plan that constitutes an "employee pension benefit plan" as defined in ERISA which is intended to be qualified under Section 401(a) of the Code, and, to the Knowledge of the Company, the IRS has not taken any action to revoke any such letter and no facts or circumstances exist which could cause such revocation.

       (d) Neither the Company nor any of its ERISA Affiliates has incurred any material unsatisfied liability under Title IV of ERISA in connection with any Benefits Plan and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. No Benefits Plan has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived. Except as set forth on Schedule 2.13(d) or as would not reasonably be expected to result in a material liability to the Company, with respect to each Benefits Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event has occurred or is expected to occur; (ii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA); (iii) the Company and its ERISA Affiliates have made when due any and all "required installments" within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA; (iv) neither the Company nor any of its ERISA Affiliates is required to provide security under Section 401(a)(29) of the Code; (v) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation ("PBGC"); and (vi) no filing has been made by the Company or any of its ERISA Affiliates with the PBGC and no proceeding has been commenced by the PBGC to terminate any such Benefits Plan and no condition exists which could constitute grounds for the termination of any such Benefits Plan by the PBGC.

       (e) No Benefits Plan (i) is subject to Title IV of ERISA, except as set forth on Schedule 2.13(e)(i); (ii) is a "multi-employer plan" within the meaning of Section 3(37) of ERISA; (iii) is a "multiple employer plan" within the meaning of Section 413(c) of the Code; or (iv) is or at any time was funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code and, except as set forth on Schedule 2.13(e)(iv), no benefits under a Benefits Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of
Section 501(c)(17) of the Code.

       (f) Except as set forth on Schedule 2.13(f), no Benefits Plan provides medical benefits coverage (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by statute or (ii) benefits the full cost of which is borne by the current or former employee).

       (g) Except as set forth on Schedule 2.13(g), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with another event, (i) entitle any current or former employee, agent, independent contractor or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this

Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer, (iii) constitute a "change in control" causing an increase or acceleration of benefits under any Benefits Plan, or (iv) result in any payment or benefit that could reasonably be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

       (h) Except as set forth on Schedule 2.7(a), there is no pending or, to the Knowledge of the Company, threatened (i) assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Benefits Plans (other than routine claims for benefits) or (ii) litigation relating to the employment or termination of employment of any current of former employee of the Company or any Subsidiary, in each case that could result in any material liability.

With respect to each Benefits Plan which is subject to the Laws of any jurisdiction outside of the United States ("Non-U.S. Plans"), (i) such Non-U.S. Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) if such Non-U.S. Plan is intended to qualify for special tax treatment, the Non-U.S. Plan meets all requirements for such treatment, except as would not reasonably be expected to result in a material liability to the Company, (iii) if such Non-U.S. Plan is intended to be funded and/or book-reserved, the Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except (with respect to Global Marine) to the extent that any shortfall in such funding or reserves would not result in any material Liability to the Company or any Subsidiary (other than Global Marine and its subsidiaries), and (with respect to GCUK) to the extent that any shortfall in such funding or reserves would not result in any material Liability to the Company or any Subsidiary (including GCUK) and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or the Subsidiaries by reason of such Non-U.S. Plan.

       (i) Neither the Company nor any of its ERISA Affiliates has engaged in, or has Knowledge that a "party in interest" or a "disqualified person" has engaged in, a "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which would reasonably be expected to result in any material liability to the Company under ERISA or the Code. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any of the Benefits Plans, and to the Knowledge of the Company, no facts exist which could reasonably form the basis for any such liability.

       (j) Neither the Company nor any of its ERISA Affiliates has any material liability under Section 502 of ERISA and no circumstances exist which could reasonably be expected to result in a material liability thereunder.

       (k) Schedule 2.13(l) sets forth the following information with respect to each time period (each, a "Lockdown Period") during which participants in the Benefits Plans were not permitted to sell or otherwise transfer shares or other assets allocated to their accounts under the Benefits Plans or any trust or funding vehicle thereunder, (i) the dates on which the Lockdown Period began and ended, (ii) all rules and conditions applicable to the Lockdown Period, and
(iii) the Company's reasons for imposing the Lockdown Period. The Company has made available to each Investor all written documents and materials relating to the Lockdown Periods, including all correspondence to and from any participants. The Company has not made any oral representation to any participant in any Benefit Plan which is inconsistent with any written communication relating to any Lockdown Period.

       2.14 Intellectual Property; Technology.

       (a) Schedule 2.14(a) sets forth a true and complete list of all material Company Intellectual Property and all jurisdictions where such Company Intellectual Property is registered or protected or where applications have been filed, together with all patent, registration and applications numbers. Except as set forth on Schedule 2.14(a), the Company and each of the Subsidiaries own (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will own) exclusively and have the exclusive and unrestricted right to use, or, in the case of licensed rights, have valid rights to use, the Company Intellectual Property, free and clear of all Encumbrances, except when such failure to own or possess the right to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No other Intellectual Property right is necessary for the conduct of the businesses of the Company or any Subsidiary as presently conducted except for such right the failure to possess would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company Intellectual Property is valid and enforceable, except as would not reasonably be expected to result in a Material Adverse Effect.

       (b) Except as set forth on Schedule 2.14(b), or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Intellectual Property and the businesses of the Company and the Subsidiaries (as presently and proposed to be conducted) do not infringe upon, violate or misappropriate the rights of any Person, (ii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Company Intellectual Property, or any right pertaining thereto, and (iii) the Company and each Subsidiary have taken all reasonable precautions and security measures to protect the secrecy, confidentiality and value of its trade secrets. Except as set forth on Schedule 2.14(b), (A) neither the Company nor any Subsidiary is aware of any infringement or unauthorized use by any Person of any of the Company Intellectual Property, and (B) the Company Intellectual Property (including the validity and title thereto) has not been questioned in or the subject of any prior Litigation, is not being questioned in or the subject of any pending Litigation, and, to the Knowledge of the Company, is not the subject of any threatened or proposed Litigation, except in each case for such Litigation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       2.15 Environmental Matters. Except as described on Schedule 2.15, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company, the Subsidiaries and their respective predecessors and Affiliates (collectively for this Section 2.15, the "Companies") are now and have always been in compliance with all Environmental Laws and the Companies have all Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing; (b) there is not now and has not been any Hazardous Material used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any of the Companies owned, leased or operated property associated with the business except in full compliance with all applicable Environmental Laws; (c) none of the Companies have received any notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Law, nor are any of the Companies aware of any information which might form the basis of any such notice or claim; (d) there is no site to which any of the Companies have transported or arranged for the transport of Hazardous Materials which is or may become the subject of any environmental action; (e) there is not now nor has there ever been any underground storage tank at any of the Companies owned, leased or operated property; (f) none of the Companies have released any other Person from claims or liability under any Environmental Law nor waived any rights concerning any claims under any Environmental Law; and (g) true, complete and correct copies of sampling results, environmental or safety audits or inspections, or other written reports concerning environmental, health or safety issues, pertaining to any operations of any of the Companies or property owned, leased or operated by any of the Companies, have been provided to the Investors.

       2.16 Insurance. Schedule 2.16 contains a complete and correct list and summary description (including the name of insurer(s), name of insured(s), amount of coverage, type of coverage, deductible amounts and significant exclusions) of all material insurance policies maintained (including directors' and officers' liability insurance), and all pending applications for material policies of insurance, by or on behalf of the Company or any Subsidiary. The Company has made available to each Investor complete and correct copies of all such policies together with all riders and amendments thereto and all material correspondence (including any notices of cancellation) thereof. All such policies are valid and in full force and effect and the Company will use reasonable efforts to cause such policies to continue in full force and effect following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Company and each Subsidiary have complied in all material respects with the terms and provisions of such policies and have paid all premiums due on or before the date hereof. No notice of cancellation, termination or reduction coverage, or increase of premium, or intention to cancel, terminate or reduce coverage or increase premium, has been received by the Company or any Subsidiary with respect to any such policies. To the Knowledge of the Company, the insurance coverage provided by such policies:
(i) is on such terms (including as to deductibles and self-insured retentions),
(ii) covers such categories of risk (including errors and omissions, property and casualty, directors' and officers' liability, and workers' compensation liability, securities liability, fiduciary liability, employment practices), and
(iii) is in such amounts as, with respect to each of the criteria set forth in the foregoing clauses (i) through (iii), is adequate and suitable for the business and operations of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has done or omitted to do any act, or allowed any Person to do or omit to do any act, which act or omission might render any of the insurance policies void or voidable and which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       2.17 Title to Property.

       (a) Neither the Company nor any Subsidiary owns any material real property or interests in material real property except for the Owned Real Property, as set forth on

Schedule 2.17(a). With respect to any Owned Real Property set forth on Schedule 2.17(a), the Company and the Subsidiaries have and, on the Closing Date after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will continue to have, good, valid and (subject to provisions of the Bankruptcy Code conditioning the sale or lease of property upon U.S. Bankruptcy Court approval) marketable title to the Owned Real Property, free and clear of all Encumbrances other than (i) liens for Taxes not yet due and payable (or that are being contested in good faith), (ii) landlords', mechanics', workmen's, materialmen's, or similar liens, to the extent the obligations secured thereby are not past due, and (iii) Encumbrances attaching after the Petition Date and which are not released or otherwise addressed pursuant to the Bankruptcy Plan and the Schemes of Arrangement, except for such Encumbrances as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (collectively, the "Permitted Encumbrances"). Except as set forth on Schedule 2.17(a), neither the Company nor any Subsidiary is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any material right to the possession, lease, occupancy or enjoyment of the Owned Real Property.

       (b) Schedule 2.17(b)(i) sets forth a true and complete list of all leases, subleases, licenses and other agreements in effect as of the date hereof (collectively, the "Real Property Leases") under which the Company and any Subsidiary leases, subleases, uses or occupies or has the right to use or occupy, now or in the future, any real property which require payments in excess of $10,000,000 in the aggregate over its term (the land, buildings and other improvements covered by the Real Property Leases, collectively, the "Leased Real Property"). The Company has heretofore made available to the Investors true, correct and complete copies of all of the Real Property Leases (including all modifications thereof and all amendments and supplements thereto). Except as set forth on Schedule 2.17(b)(ii) or as would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease is valid, binding and in full force and effect; no notice of default or termination under any Real Property Lease is outstanding; no termination event or condition or uncured default on the part of the Company or its applicable Subsidiary, or, to the Knowledge of the Company, the landlord, exists under any Real Property Lease and, to the Knowledge of the Company, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event. The Company and each Subsidiary has (and, on the Closing Date after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will have) good and valid title to the leasehold estates under each Real Property Lease that it is a party to, free and clear of all Encumbrances except for matters set forth in the Real Property Leases and except for Permitted Encumbrances. The Owned Real Property and the Leased Real Property (collectively, the "Real Property") constitute all material real property interests held and used by the Company and the Subsidiaries in the operation of their businesses. Neither the Company nor any Subsidiary is obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any material real property interests included in the Real Property or any material portion thereof. Neither the Company nor any Subsidiary has received written notice of any actual, pending or threatened condemnation proceeding affecting, or any other proceeding that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on, the Real Property or any part thereof. To the Knowledge of the Company, no portion of the Real Property nor the use, occupancy and operation thereof, is in violation of any Law or any building zoning or other ordinance code or regulation, except for such violations which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       (c) Neither the Company nor any Subsidiary is a guarantor of any Indebtedness of any party under any lease, sublease or other occupancy agreement which require payments in excess of $5,000,000 in the aggregate over its term, other than the agreements listed on Schedule 2.17(c) (collectively, the "Lease Guaranties"). Except as set forth on Schedule 2.17(c), neither the Company nor any Subsidiary has received any notice of any default or any claim, except for such defaults which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, for any amounts required to be paid by the Company or any Subsidiary under any Lease Guaranties and all such Lease Guaranties are in full, force and effect.

       (d) Other than the network facilities which are addressed in Section 2.18 below and except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Assets are structurally sound and are in such operating condition and repair as is consistent with standards generally followed in the industry. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Assets are adequate for the uses to which they are being (or proposed to be) put, and none of the Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and taking into account the age and length of the use of the same, ordinary wear and tear excepted. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there are no facts or conditions affecting any of the Assets which could, individually or in the aggregate, interfere in any respect with the occupancy or operation thereof as currently occupied or operated.

       2.18 Network Facilities.

       (a) Schedule 2.18(a) contains a map of the longhaul network (including the subsea, terrestrial, national and international fiber optic networks extending over approximately 75,800 route miles and approximately 1,495,000 fiber miles) which is owned or leased by the Company or its Subsidiaries (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, which will be owned or leased by New GX or its Subsidiaries) and each longhaul segment therein, with each longhaul network and each longhaul segment clearly labeled. Schedule 2.18(a) separately describes the Company's and the Subsidiaries' longhaul network and each longhaul segment therein, setting forth, for each longhaul segment, the Company or Subsidiary which owns or leases the segment, the number of route miles in the segment and the number of wavelengths (with a description of the capacity of such wavelengths), fibers and fiber miles owned by the Company or the relevant Subsidiary (indicating those fibers that are currently equipped for the transmission of telecommunication services and those that are not yet so equipped, i.e., both lit and dark fibers). Schedule 2.18(a) sets forth the number of route miles of fibers on each route provided by the Company or the relevant Subsidiary to third parties pursuant to agreements providing for an indefeasible right to use (the "IRU Agreements"), lease or other agreements. Schedule 2.18(a) also sets forth the portions of the longhaul network and the longhaul segments (including the number of fibers on each route) that are provided by third parties to the Company or any Subsidiary through IRU Agreements, lease or other agreements and the Company and/or Subsidiary party thereto.

       (b) Schedule 2.18(b) contains a map of the Company's and the Subsidiaries' longhaul network (including the subsea, terrestrial, national and international fiber optic networks) and each longhaul segment therein which are currently under construction and not available to the Company or the Subsidiaries with each longhaul network and each longhaul segment therein clearly labeled. Schedule 2.18(b) describes the Company's and the Subsidiaries' longhaul network and each longhaul segment therein which is currently under construction and not available for use, setting forth, for each longhaul segment, the expected number of route miles in the segment and the expected number of wavelengths (with a description of the capacity of such wavelengths), and the expected date of completion of construction and availability of the fibers and fiber miles to the Company or the relevant Subsidiary.

       (c) Except to the extent that the Company or a Subsidiary can access the Company's Customer Base directly through the facilities set forth on Schedule 2.18(a) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary has all rights necessary to offer telecommunication services to the Company's Customer Base on a resale or other basis ("Customer Access Rights") from a local exchange carrier. Schedule 2.18(c) sets forth all of the Customer Access Rights as organized by country, and for the United States, by State.

       (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the facilities shown in the maps and described on Schedule 2.18(a)-(b) and the related rights and interests and other personal property (including the equipment located on or required to operate such facilities) of the Company and the Subsidiaries, both tangible and intangible (collectively, the "Network Facilities"), are sufficient, structurally sound and are in such operating condition and repair (given due account to the age and length of use of the same, ordinary wear and tear excepted) as is reasonably required to conduct the business as it is currently conducted by the Company and the Subsidiaries and provide all the services currently provided by the Company and the Subsidiaries. The information provided in the maps on Schedules 2.18(a)-(b) is true, complete and current in all material respects subject to inherent dimensional limitations of the presentation of such information on maps. Except as set forth on Schedule 2.18(d), since December 31, 2001, there has been no material interruption or disruption of services provided to or by the Company or any Subsidiary or for which the Company or any Subsidiary is liable, which resulted from (i) a series of repeated outages or (ii) a single outage which lasted continuously for one hour or longer at the optical level (OCS/STM1 and above).

       (e) Except as set forth on Schedule 2.18(e), or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary has (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will have) good and marketable title to each Network Facility owned by the Company or a Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Network Facilities owned by the Company or a Subsidiary: (i) is located on property in which the Company or such Subsidiary holds either good and marketable title or valid rights of way of record; (ii) is free and clear of any Encumbrances; (iii) is not subject to any pending Litigation or administrative actions relating to any such property or right of way; (iv) except as set forth on Schedule 2.8(a), has received all approvals of Governmental Entities required in the ownership or operation thereof and has been operated and maintained in accordance with applicable Laws; and (v) is not subject to any lease, sublease, license, concession or other agreement, written or oral, granting to any party or parties the right of use or occupancy of any portion of any property or right of way, except for such leases, subleases, licenses, concessions or other agreements granted to any party or parties in the Ordinary Course of Business.

       (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each IRU Agreement, lease or other agreement permitting the Company or any Subsidiary to use each Network Facility is legal, valid and binding on the parties thereto in accordance with it terms, subject to bankruptcy or insolvency Laws and permits the Company and the relevant Subsidiary to use the applicable Network Facility listed in Schedule 2.18(a), and is enforceable in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary has an IRU Agreement or other agreement permitting it to use all of the Network Facilities that are not owned by the Company or a Subsidiary.

       2.19 Suppliers. Set forth on Schedule 2.19 is a complete and accurate list of the nine most significant (a) equipment suppliers, (b) maintenance suppliers, and (c) access providers of the Company and the Subsidiaries (based upon dollars billed to the Company or any Subsidiary) during the Company's fiscal year ending December 31, 2001, showing the approximate total billings to the Company or any Subsidiary from each such supplier or access provider during such fiscal year. Except as set forth on Schedule 2.19, since December 31, 2001, there has not been any (i) termination, cancellation, curtailment or change in terms of the business relationship of the Company or any Subsidiary with any of the equipment suppliers or access providers set forth on Schedule 2.19 or (ii) notice (written or otherwise) from any of the equipment suppliers or access providers set forth on Schedule 2.19 of an intent or request to so terminate, cancel, curtail or change, and, to the Knowledge of the Company, no threat or indication that any such termination, cancellation, curtailment or change is reasonably forseeable, except, in each case, for such termination, cancellation, curtailment or change which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

       2.20 Accounts Receivable.

       (a) Except as set forth on Schedule 2.20(a), as of the Closing Date, taking into account the reserves for uncollectible accounts set forth in the Monthly Operating Statements of the Company and the Subsidiaries for the end of the month immediately preceding the Closing, all of the accounts reflected on such statements were, and all of the accounts that are reflected in the schedule delivered pursuant to Section 4.16 are, accounts receivable that (i) arose from valid sales in the Ordinary Course of Business, (ii) are not subject to any material rights of set-off, counterclaim or contest relating to the validity or amount of such accounts receivable, and (iii) are collectable in the Ordinary Course of Business.

       (b) Except as set forth on Schedule 2.20(b), neither the Company nor any Subsidiary has any Encumbrance subsisting over the whole or any part of its present or future revenues or any Commitment having a similar effect.

       2.21 Transactions with Certain Affiliates. Set forth on Schedule 2.21 is a list of each Commitment existing or being negotiated as of the date hereof between or among the Company and/or any Subsidiary, on the one hand, and AGC or its subsidiaries, on the other hand. Except as set forth in Schedule 2.21, there have been no transactions, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and any of the Company's Affiliates or any other Person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act assuming a threshold of $500,000.

       2.22 Labor Matters; Employee Relations.

       (a) Except as set forth in Schedule 2.22(a), (i) there are no claims or proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which claims or proceedings have had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary;
(iii) there is no activity or, to the Knowledge of the Company, any threatened activity the purpose of which is to achieve representation of Persons employed by the Company or any Subsidiary other than in connection with the Bankruptcy Case; and (iv) there are no strikes, slowdowns, work stoppages, lockouts, or, to the Knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any Subsidiary.

       (b) As of the date hereof, to the Knowledge of the Company, none of John Legere, Jose Antonio Rios, John McShane, Chris Nash, Jerry Santos, Anthony Christie, Dan Cohrs, Joe Perrone, Carl Grivner or John Comparin have terminated, or have provided notice that he intends to terminate, his employment relationship with the Company or any Subsidiary.

       (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary are and have been in compliance with all applicable federal, state and local Laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees.

       (d) Except as disclosed on Schedule 2.22(d), no term of employment of any employee of the Company or any Subsidiary provides that a change in control of the Company or any Subsidiary entitles such employee to treat the change of control as amounting to a breach of such employee's contract or entitles such employee to any payment or benefit whatsoever or entitles such employee to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

       2.23 Brokers or Finders. Except for the financial advisers set forth on
Schedule 2.23, whose fees will be paid entirely by the Company, upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

   2.24 No Prior Activities of New GX. On the Closing Date, New GX will have no assets, and will not have incurred, directly or indirectly, any Liabilities, except those incurred or assumed in connection with its organization, under the Bankruptcy Plan and the Schemes of Arrangement or pursuant to any of the Transaction Documents. New GX will not have engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person, or be subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with the Bankruptcy Plan and the Schemes of Arrangement or any of the Transaction Documents.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

       Each Investor hereby represents and warrants to the Company, with respect to itself only, severally and not jointly, as of the date hereof and as of the Closing Date, as follows:

       3.1 Acquisition for Investment. Such Investor is acquiring the New Company Shares being purchased by it for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

       3.2 Restricted Securities. Such Investor understands that (a) the New Company Shares being purchased by it have not been registered under the Securities Act or any state securities Laws by reason of their issuance by New GX in a transaction exempt from the registration requirements thereof, and (b) the New Company Shares may not be sold or otherwise disposed of unless such sale or disposition is approved by the Bermuda Monetary Authority and registered under the Securities Act and applicable state securities Laws or such sale or other disposition is exempt from registration thereunder.

       3.3 Status. Such Investor (a) is not a "U.S. Person" (as defined in Rule 902 under the Securities Act) and/or (b) is an "accredited investor" (as defined in Rule 501(a) under the Securities Act).

       3.4 Organization.

       (a) ST Telemedia is duly organized and validly existing under the Laws of Singapore and has all requisite power and authority to carry on its business as it is now being conducted.

       (b) Hutchison is duly organized and validly existing under the Laws of Hong Kong and has the requisite power and authority to carry on its business as it is now being conducted.

       3.5 Due Authorization. Such Investor has all right, power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Investor of the transactions contemplated hereby and thereby (a) are within the power and authority of such Investor and (b) have been duly authorized by all necessary action on the part of such Investor. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute upon execution and delivery by such Investor, a legal, valid and binding agreement of such Investor enforceable against such Investor in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

       3.6 Consents; No Violations. Except as set forth on Schedule 3.6, neither the execution, delivery or performance by such Investor of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation by such Investor of the transactions contemplated hereby or thereby will: (a) conflict with, or result in a breach or violation of, any provision of the organizational documents of such Investor; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any Commitment of such Investor, or to which such Investor or any of its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, could not have a material adverse effect on the ability of each Investor to consummate the transactions contemplated hereby; or (c) to the knowledge of each Investor, except as set forth on Schedule 3.6 and except for the Regulatory Approvals, the Confirmation Order and the Sanction Order, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of such Investor.

       3.7 Availability of Funds. At the Closing, such Investor will have available or committed sufficient funds to pay its respective portion of the Purchase Price.

       3.8 Litigation. There is no Litigation pending, or to the knowledge of such Investor, threatened before any court, arbitrator or other Governmental Entity which if resolved adversely to such Investor, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement.

       3.9 Brokers or Finders. Except for the fees of Goldman Sachs (Asia) L.L.C. with respect to Hutchison and Merrill Lynch (Singapore) Pte. Ltd. with respect to ST Telemedia, whose fees are the sole responsibility of such Investor, upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from such Investor in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

                                   ARTICLE IV

                                    COVENANTS

       4.1 Conduct of Business by the Company Pending the Closing.

       (a) Subject to any obligations as a debtor or debtor in possession under the Bankruptcy Code, any requirements of the Joint Provisional Liquidators (whether pursuant to the Bermuda Orders or any other order of the Bermuda Court), and/or any order of the Bermuda Court, and except as set forth on
Schedule 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, unless each Investor otherwise agrees in writing, the Company shall, and shall cause each of the Subsidiaries to: (i) conduct its business in the Ordinary Course of Business, including meeting its post-Petition obligations as they become due; (ii) use reasonable efforts to preserve and maintain its relationships with its customers, suppliers, partners, lessors, licensors, licensees, contractors, distributors, agents, officers and employees and other Persons with which it has significant business relationships material to the business of the Company except in relation to Executory Contracts on the Rejection List (provided, that nothing herein shall prevent the Company or any Subsidiary from commencing or defending any litigation against or by any such Person in connection with the claims of such Person in the Bankruptcy Case or in the Bermuda Case); (iii) use its reasonable efforts to preserve and maintain the Assets and properties it owns which are material to the business of the Company, ordinary wear and tear excepted other than Assets and properties which are the subject of Executory Contracts on the Rejection List; (iv) use reasonable efforts to preserve the ongoing operations of its business; (v) maintain its books and records in the Ordinary Course of Business; (vi) comply in all material respects with applicable Laws; and (vii) not enter into any business, arrangement or otherwise take any action that would reasonably be expected to have a material adverse impact on any Governmental Investigation or on the ability of the Company or the Investors to obtain any Regulatory Approvals.

       (b) Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including but not limited to Section 4.2) or as set forth on Schedule 4.1, between the date hereof and the Closing Date, the Company shall not, and shall cause each of the Subsidiaries not to, take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect or (ii) the failure of any of the conditions set forth in Article VI to be satisfied.

       (c) Notwithstanding the foregoing provisions of this Section 4.1, the parties acknowledge that the transfer of control of the Communications Licenses may require prior approval of certain Governmental Entities and that all final decisions with respect to the FCC Licenses must be taken by the Company prior to the Closing. The parties do not intend that the foregoing provisions of this
Section 4.1 shall transfer control of the Communications Licenses.

       (d) Notwithstanding the foregoing provisions of this Section 4.1 or any provision in this Agreement to the contrary, the parties hereto acknowledge that the Company shall not be prohibited from (i) settling or resolving any Governmental Investigation prior to the Closing so long as any such settlement would not reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect or (ii) after consultation with the Investors, commencing insolvency proceedings for or against one or more Non-Filing Subsidiaries; provided, that the commencement of such proceedings is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

       4.2 Reorganization Process.

       (a) The Company and/or GX Holdings, as appropriate, shall, as soon as reasonably practicable after the date hereof, prepare and file with the U.S. Bankruptcy Court and/or the Bermuda Court, as applicable: (i) a Disclosure Statement with respect to the Bankruptcy Plan meeting the requirements of Bankruptcy Code Section 1125(b) (the "Disclosure Statement"); (ii) a motion to approve the Disclosure Statement; (iii) the Bankruptcy Plan; and (iv) a request for an order to call appropriate meetings of creditors to vote on the Schemes of Arrangement with the Bermuda Court (items (i) through (iv) collectively, the "Approval Motions"). The Bankruptcy Plan, any and all exhibits and attachments to the Bankruptcy Plan, the Disclosure Statement, and the other Approval Motions and the orders approving the same (including the Confirmation Order) shall be reasonably acceptable in form and substance to the Investors, and shall not be filed until consented to by the Investors, which consent shall not be unreasonably withheld. The Company shall, in the event counsel to either Investor informs the Company that they cannot receive automatic electronic notification of any filings, provide the Investors with copies of all material motions, applications, supporting papers and notices prepared by the Company (including forms of orders and notices to interested parties) relating in any way to the Bankruptcy Case. The Company shall consult with the Investors prior to taking any material action with respect to the Bankruptcy Case. The Investors shall provide the Company with all information concerning the Investors required to be included in the Disclosure Statement.

       (b) The Bankruptcy Plan and the Schemes of Arrangement shall provide that
(i) the restructuring of the capitalization of the Company shall occur in accordance with the terms set forth on Exhibit A (the "Restructuring"), (ii) the total equity capitalization of New GX at Closing (including the amount of outstanding common shares, preferred shares and other equity securities, including securities exchangeable or convertible into such securities) (the "New GX Capitalization") shall be as set forth on Exhibit B, (iii) the other actions set forth in Sections 2.3(c) and (d) shall be effected and (iv) except as otherwise provided in the Bankruptcy Plan, the Schemes of Arrangement, the Confirmation Order, or the Purchase Agreement, on and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner, any Litigation on account or in respect of any of the Pre-Petition Liabilities or other Liabilities satisfied pursuant to the Bankruptcy Plan; such injunctive relief shall be in addition to the relief afforded under Section 1141(d) of the Bankruptcy Code. The Company shall take such actions and cause any filings and actions to be taken by one or more of the Debtors as applicable in connection with the Restructuring to be in accordance with, and in compliance with the dates set forth in, the timetable for the Restructuring set forth on Exhibit C.

       (c) The Company shall not, and shall not permit any Subsidiary to, without the prior consent of the Investors, seek or consent to the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner with managerial powers under Bankruptcy Code Section 1104, or do any of the following:

          (i) consent to any relief from the automatic stay under Section 362 of the Bankruptcy Code that would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect;

          (ii) file any plan of reorganization other than the Bankruptcy Plan or the Schemes of Arrangement, file any material amendment to the Bankruptcy Plan or the Schemes of Arrangement, consent to the reduction of the exclusivity period under Bankruptcy Code Section 1121 for the filing of a plan of reorganization (the "Exclusivity Period") or fail timely to file motions seeking to obtain orders of the U.S. Bankruptcy Court extending the Exclusivity Period;

          (iii) sell or abandon, or file any motion to sell or abandon, any material Assets, other than sales to customers in the Ordinary Course of Business except for the Company Asset Transfer;

          (iv) authorize, or commit or agree to take, any of the foregoing actions except as excepted herein.

       (d) The Company shall, on the date hereof, deliver to each Investor a true, correct and complete list of all Executory Contracts which shall include the following, each of which must be satisfactory in form and substance to the Investors in their reasonable discretion: (i) a list of Executory Contracts which the Company or any Subsidiary, as of such date, has rejected (the "Rejection List"); and (ii) a list of Executory Contracts which the Company or any Subsidiary, as of such date, has assumed (the "Assumed Contracts"). Thereafter, the assumption or rejection of any Executory Contracts which are material to the operation of the business of the Company ("Material Executory Contracts") shall be subject to the approval of the Investors in their reasonable discretion; provided, however, that so long as reasonably necessary arrangements are in place to permit the Company to operate its business in the Ordinary Course of Business, the assumption or rejection of an Executory Contract shall not be subject to the approval of the Investors unless such assumption or rejection would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect. In addition, the motions filed with, and the proposed orders submitted to, the U.S. Bankruptcy Court seeking authorization after the date hereof to (A) assume any one or more of the Material Executory Contracts and (B) reject any or one or more of the Material Executory Contracts shall be satisfactory in form and substance to the Investors in their reasonable discretion. The Company shall consult with, and give due consideration to the views and concerns of, the Investors prior to compromising or commencing Litigation with respect to any material payment required to be made under the Bankruptcy Code to effectuate the assumption of any material Executory Contract.

       (e) Subject to Section 4.2(d), the Company shall inform and consult with the Investors prior to it or any of its Subsidiaries entering into, renewing, extending, amending, modifying, waiving any material provision, or terminating, or failing to renew, any Commitments of the types set forth on Schedule 2.11. The Company shall obtain the written consent of the Investors prior to it or any of its Subsidiaries entering into, renewing, extending, amending, modifying, waiving any material provision, or terminating, or failing to renew, any Commitments of the types set forth on Schedule 2.11, but assuming that the dollar or percentage thresholds set forth therein were 2.5 times the respective amounts set forth in Section 2.11 and assuming that the Commitments described in Sections 2.11(a) and 2.11(f) were qualified by materiality.

       (f) At any time prior to the Closing, if each of the Investors, the Creditors' Committee and the Banks agree that the transactions contemplated by this Agreement and the other Transaction Documents may be completed by way of an asset acquisition in accordance with Section 363 of the Bankruptcy Code without materially delaying the Closing, then the parties hereto may agree to structure the transaction in accordance with Section 363 of the Bankruptcy Code, in which case, the parties hereto shall cooperate in good faith to take all such necessary actions, including amending this Agreement and any other Transaction Documents (to the extent any amendments are necessary), such that the transactions contemplated by this Agreement and the other Transaction Documents can be completed by way of an asset acquisition in accordance with Section 363 of the Bankruptcy Code; provided, however, that the parties hereto shall structure the transaction in a manner to avoid treatment as a reorganization under Section 368 of the Code.

       4.3 No Solicitation. Except for actions required to be taken to comply with its fiduciary duties under applicable Laws, based upon consultation with external counsel, the Company shall not, nor shall it authorize or permit any Subsidiary to, nor shall it authorize or permit any Representatives of the Company or any Subsidiary to, (a) directly or indirectly solicit, initiate or encourage the submission of any offer or proposal concerning any (i) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of any Assets of the Company or any Subsidiary that are material, (ii) issuance or sale of any equity interests in the Company or any Subsidiary, or (iii) transaction which any Person will acquire beneficial ownership or the right to acquire beneficial ownership of equity interests in the Company or any Subsidiary (any of the foregoing, a "Disposition"), (b) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of, any proposal or expression of interest that constitutes or is reasonably likely to lead to any Disposition, or (c) enter into any agreement with respect to any Disposition; provided, that, nothing herein shall prevent AGC from selling securities in a bona fide public or private sale. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.3 by the Company.

       4.4 Board Representation. The Company agrees to take all actions necessary or appropriate such that, at Closing, the board of directors of New GX will be comprised of ten directors, four of whom shall be nominated by ST Telemedia, four of whom shall be nominated by Hutchison and two of whom shall be nominated by the Creditors Committee. The Investors agree to vote for the director(s) so nominated by the Creditors' Committee. The persons nominated by the Creditors' Committee shall (a) satisfy the "independent" director requirements of the New York Stock Exchange whether or not New GX is listed on such exchange and (b) only be entitled to serve as directors on the board of directors of New GX until the second anniversary of the Closing Date; provided, however, that if the Investors acquire, in the secondary market and not through a primary issuance, in one or more transactions, 50% or more of the New Common Shares outstanding as of the Closing (adjusted for stock splits, combinations and other similar events) and owned by Persons other than the Investors and their Affiliates, then the Creditors' Committee shall only be entitled to nominate one person to the board of directors of New GX; and provided, further, that if the Investors acquire, in the secondary market and not through a primary issuance, in one or more transactions, 75% or more of the New Common Shares outstanding as of the Closing (adjusted for stock splits, combinations and other similar events) and owned by Persons other than the Investors and their Affiliates, then the Creditors' Committee shall not be entitled to nominate any person to the board of directors of New GX. No director nominated by the Creditors' Committee may be removed as a director of New GX during his elected term other than for cause. If any such director shall cease to serve as a director during his term, the vacancy so created shall be filled by a successor designated by such departing director, or if no such successor is designated, by a successor designated by the remaining director. If New GX does not obtain a Listing (as defined below) on or before the second anniversary of the Closing Date, then for so long as such Listing is not obtained, the Investors shall nominate to the board of directors of New GX at least two persons who shall meet the requirements of clause (a) above. In addition, the Company agrees to take all actions necessary or appropriate such that, at the Closing, the directors nominated by the Investors are appointed as the Chairman of the board of directors of New GX, the Chairman of the Audit Committee (subject to applicable stock exchange regulations), the Chairman of the Compensation Committee, the Chairman of the Executive Committee and the Chairman of the Nomination Committee (collectively, the "Board Committees").

       4.5 Employee Agreements; Change in Control; Indemnification.

       (a) As of the Closing, New GX will adopt the New GX Management Plan; provided, that (i) not more than 5% of the New Outstanding Equity shall be subject to stock options or other stock-based awards issued under the New GX Management Plan and (ii) the exercise prices of such options or other stock-based awards shall have an exercise price equal to no less than (A) the per share price of the New Common Shares purchased by the Investors pursuant to this Agreement, or (B) such higher price as may be required under the terms and conditions of the New GX Management Plan or under applicable Laws. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary will enter into or assume any Commitment with any director, officer or employee of the Company or such Subsidiary that provides for annual salary and estimated bonus payment of greater than $250,000 without the prior written consent of the Investors; provided, that the Company shall consult with the Investors prior to entering into or assuming any Commitment with any director, officer or employee of the Company or its Subsidiary that provides for annual salary and estimated bonus payment between $85,000 and $250,000.

       (b) At any time before the Closing, the Investors shall have the right to designate for rejection by the Company any pre-Petition Date Commitment (i) with any of the officers, directors and employees of the Company and the Subsidiaries in which the transactions contemplated by this Agreement constitute a "change of control" or other similar event, and (ii) for indemnification of any Person provided by the Company or any of the Subsidiaries which is the subject of a case under the Bankruptcy Code. The Investors shall cooperate with the Company and the Creditors' Committee in connection with developing an appropriate executive remuneration plan (which will include a retention component) covering the period from the date hereof through the Closing Date. The bye-laws of New GX shall provide for customary indemnification provisions covering actions taken by the officers and directors of New GX subsequent to the Closing Date.

       4.6 Fees and Expenses. The Company shall promptly reimburse and pay to the Investors all reasonable, actual, documented, out-of-pocket costs and expenses incurred by the Investors, for the period commencing on May 25, 2002 and ending on the earlier to occur of the Closing Date or the termination of this Agreement by the Investors or the Company in accordance with its terms, in connection with the Bankruptcy Case, the Schemes of Arrangement and the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the "Post-Petition Investors' Expenses") up to an amount equal to $5,200,000. The Post-Petition Investors' Expenses shall include all out-of-pocket expenses, costs and other fees of Goldman Sachs (Asia) L.L.C. and Merrill Lynch (Singapore) Pte. Ltd., other than the success fees owed to such entities that are payable in connection with the successful consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

       4.7 Access to Information; Confidentiality; Monthly Statements.

       (a) Between the date hereof and the Closing, the Company shall (i) afford each Investor and such Investor's Representatives reasonable access, upon reasonable prior notice, during normal business hours, to the Assets, properties, offices and other facilities, officers, employees, Commitments and books and records of the Company and each Subsidiary (including AGC), and to the outside auditors of the Company and their work papers relating to the Company and the Subsidiaries, (ii) notify as promptly as practicable, each Investor of any material business development of the Company or any Subsidiary, and (iii) consult with each Investor on all matters outside the Ordinary Course of Business relating to the Company's business, strategy, financing and restructuring prior to Closing, including matters relating to the AGC Restructuring. In addition, the Company shall, and shall cause each Subsidiary to, furnish promptly to the Investors any such other information concerning its business, Assets, properties and personnel as the Investors may reasonably request at any time and from time to time. Without limiting the generality of the foregoing, the Investors may, in their sole and absolute discretion, retain auditors to review and verify the Monthly Operating Statements and review and examine any procedures, books, records and work papers used in their preparation. All such information shall be held in confidence in accordance with the terms of the ST Telemedia Confidentiality Agreement and the Hutchison Confidentiality Agreement. The parties hereto agree that no investigation by the Investors or their representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the liability for breach of any such representation or warranty.

       (b) The Company shall furnish to each Investor: (i) copies of all statements, schedules and reports for such month required to be provided by the Company to the United States Trustee pursuant to Sections 1106(a)(1) and 704(8) of the Bankruptcy Code promptly after delivery to the United States Trustee;
(ii) a monthly management report containing the information set forth on Exhibit D within 25 days after the end of each month; (iii) copies of all documents to be submitted by the Bermudian Debtors to the Bermuda Court; and (iv) copies of all statements, schedules and reports provided by the Joint Provisional Liquidators to the

Company, subject to the Investors' entry into a confidentiality agreement with the Joint Provisional Liquidators that is acceptable to them in their absolute discretion.

       4.8 Governmental Investigations. The Company shall cooperate with any investigations, inquiries or requests by any Governmental Entity in connection with the Company's accounting, business or other practices, the Bankruptcy Case or the transactions contemplated by this Agreement or the other Transaction Documents, including the SEC Investigation, the FBI Investigation, the DOL Investigation and the House Committee Investigation (collectively "Governmental Investigations"); provided, however, that cooperation in this context shall not require the Company (x) to waive or otherwise relinquish any applicable privileges including the attorney client privilege or work product immunity or
(y) to settle any claim. The Company shall promptly notify each Investor of any material developments concerning any Governmental Investigation and shall, to the extent such disclosure does not require the Company to waive or otherwise relinquish any applicable privileges including the attorney client privilege or work product immunity, promptly provide each Investor with copies of all correspondence and notices received from any Governmental Entity or a representative thereof in connection with any Governmental Investigations and shall provide updates to the Investors upon request as to the status of any such Governmental Investigations. To the extent permitted by applicable Laws, the Investors acknowledge that any such information shall be deemed to be "Confidential Information" under the ST Telemedia Confidentiality Agreement and the Hutchison Confidentiality Agreement, respectively, and nothing herein shall compel the Company to provide any information to the Investors which would result in the waiver of any attorney client privileges or work product immunities. The Company shall use its best efforts to enter into appropriate agreements with the Investors to allow for the disclosures under this Section
4.8 without waiving or otherwise relinquishing any applicable privileges including the attorney client privilege or work product immunity.

       4.9 Reasonable Efforts; Consents; Approvals; Notification.

       (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to bring about the confirmation of the Bankruptcy Plan and the Schemes of Arrangement. Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and the Investors shall use their reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to bring about the satisfaction of all other conditions to the other party's obligations to close; provided, however, that nothing in this Agreement shall obligate either the Company or the Investors, or any of their respective Affiliates, to waive or modify any of the terms and conditions of this Agreement or any of the documents contemplated hereby, except as expressly set forth herein.

       (b) Without limiting the generality of the foregoing, as promptly as practicable following approval of this Agreement by the U.S. Bankruptcy Court, the Company shall use its reasonable efforts to make and obtain all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") which shall include (i) all Regulatory Approvals as set forth on
Schedule 2.9(e), (ii) all Third Party Consents as set forth in Schedule

2.8(b), and (iii) the Consents required as a result of the filing of the Bankruptcy Case, the Confirmation Order, the Sanction Order or the change of control resulting therefrom. The Company also shall use its reasonable efforts to obtain all necessary state securities laws or blue sky permits and approvals required to carry out the transactions contemplated hereby.

       (c) Without limiting the generality of the foregoing, as promptly as practicable following approval of this Agreement by the U.S. Bankruptcy Court, each Investor shall use its reasonable efforts to make and obtain all Consents which shall include (i) all Regulatory Approvals which such Investor is required to obtain, (ii) all Consents set forth on Schedule 3.6, and (iii) the Consents required to be obtained by such Investor as a result of the filing of the Bankruptcy Case, the Confirmation Order or the Sanction Order.

       (d) Without limiting the generality of Sections 4.9(a), 4.9(b) and 4.9(c), the Company and each Investor agree to make, or cause to be made, as promptly as practicable after the execution of this Agreement, (i) all filings required under the HSR Act and any supplemental information requested in connection therewith pursuant to the HSR Act, (ii) an application to obtain the consent of the FCC required to consummate the transactions contemplated by this Agreement and the other Transaction Documents, (iii) all filings required or appropriate to obtain the consent of, or provide notifications to, State PUCs with respect to the transactions contemplated by this Agreement and the other Transaction Documents, (iv) all notifications or filings required or appropriate under the Exon-Florio Amendment, (v) all filings required or appropriate for transfers of Commitments, or transfer of control of Subsidiaries party to Commitments, with Governmental Entities, (vi) all filings required to be made with the Bermuda Monetary Authority and the Registrar of Companies in Bermuda, and (vii) all filings required or appropriate to obtain the consent of any Governmental Entities to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company and the Investors shall cooperate and use its reasonable efforts to furnish the others such necessary information and reasonable assistance as any other party may reasonably request in connection with its preparation of any filing or submission that is necessary to appropriate to obtain the Consents. The Company and the Investors shall coordinate with one another as far in advance as is reasonably practicable with respect to all written and oral communications with Governmental Entities in connection with the Consents, including providing a reasonable opportunity to review and comment on all filings related to the Consents. The Company and the Investors shall provide to each other copies of all correspondence, filings or communications with Governmental Entities in connection with the Consents, keep each other apprised of the status of any communications with, and any inquiries or requests for information from, the Governmental Entities in connection with the Consents, and comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested by any Governmental Entity in connection with any of the Consents.

       (e) Each party will use its reasonable efforts to promptly resolve any objections raised by a Governmental Entity with respect to the transactions contemplated hereby or under any Transaction Document under any Applicable Law. In the event a proceeding by a Governmental Entity is instituted challenging the transactions contemplated by this Agreement and the other Transaction Documents, each party will use its reasonable efforts to resist or promptly resolve such proceeding consistent with the terms of this Agreement. Each party will use its reasonable efforts to promptly take all such actions as may be required (i) by any

Governmental Entity in order to resolve such objections as it may have to the transactions contemplated by this Agreement and the other Transaction Documents or (ii) by any court in any proceeding challenging the transactions contemplated hereby or under any Transaction Document in order to avoid the entry of any order which has the effect of preventing the consummation of any of the transactions contemplated hereby or under any Transaction Document on terms consistent with the terms of this Agreement or which, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect.

       (f) (i) The Company shall give written notice to the Investors promptly upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that has resulted in, or that would be reasonably likely to result in, (A) any representation or warranty set forth in Article II being or becoming untrue or inaccurate in any material respect as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (C) any change, effect, event, occurrence, state of facts or development of which it becomes aware that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Investors shall give written notice to the Company promptly upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that has resulted in, or that would be reasonably likely to result in, (A) any representation or warranty set forth in Article III being or becoming untrue or inaccurate in any material respect with respect to such Investor as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (C) any change, effect, event, occurrence, state of facts or development of which it becomes aware that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Investor to consummate the transaction contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

       4.10 Non-Compete Covenants. The Company shall use its commercially reasonable efforts to cause to be amended, each of the Commitments containing Non-Compete Covenants set forth on Exhibit E to the reasonable satisfaction of each Investor, such that no Non-Compete Covenants contained therein shall apply to either Investor or any of their respective Affiliates.

       4.11 Press Releases. The Investors, on the one hand, and the Company, on the other hand, shall consult with each other before issuing any press release or public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or market, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

       4.12 Further Assurances. At any time and from time to time after the Closing, the Company, GX Holdings and each Investor agree to use their respective reasonable efforts to cooperate with each other and (a) at the reasonable request of the other party, execute and deliver any instruments or documents, and (b) take, or cause to be taken, all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

       4.13 Formation and Capitalization of New GX.

       (a) Not later than the date on which the U.S. Bankruptcy Court approves the Disclosure Statement, the Company shall cause New GX to be formed as a company duly organized under the Laws of Bermuda or the Cayman Islands, as the Investors determine in their reasonable discretion, and to have adopted a memorandum of association and bye-laws, each in form and substance (x) reasonably satisfactory to each of the Investors, the Creditors' Committee and the Banks and (y) not inconsistent with Exhibits A-1 and A-2. The Company shall cause New GX to perform and satisfy the obligations agreed to by the Company and the Investors under this Agreement, the Bankruptcy Plan, the Schemes of Arrangement and any of the Transaction Documents. On the Closing Date, New GX shall have no assets or Liabilities other than those incurred or assumed under the Bankruptcy Plan, the Schemes of Arrangement or pursuant to any of the Transaction Documents, and shall have not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person, or subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with the Bankruptcy Plan, the Schemes of Arrangement or any of the Transaction Documents.

       (b) On the Closing Date and in accordance with the terms and conditions of this Agreement, the Bankruptcy Plan, the Schemes of Arrangement and the Transaction Documents: (i) the Company shall effect the Company Asset Transfer; and (ii) the Company shall, in accordance with the Schemes of Arrangement and the Bankruptcy Plan, cause New GX to cancel or repurchase any New Common Shares which had been issued to the Company upon incorporation of New GX; provided, however, that with respect to clause (i) above, the Company shall not have transferred the Company's rights and obligations under this Agreement.

       (c) In the event that the Investors prefer that the Assets held directly or indirectly by GX Holdings be transferred to a subsidiary of New GX (instead of to New GX directly as is currently contemplated as part of the Company Asset Transfer), the parties agree that, at the request of the Investors, the Company Asset Transfer shall be structured such that the Assets of the Company shall all be transferred to New GX in accordance with the terms hereof, except for those Assets held by GX Holdings, which shall be transferred to a new wholly-owned subsidiary of New GX, as directed by the Investors.

       4.14 Employment Matters. Except as consented to by the Investors, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date, the

Company shall not, and shall cause the Subsidiaries not to, terminate or furlough employees, officers or directors constituting in excess of ten percent of the work force of the Company and the Subsidiaries in the aggregate as of the date hereof.

       4.15 AGC Generally.

       (a) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall use its commercially reasonable efforts to prevent from being taken any actions which could reasonably be expected to impair or dilute the Company's ownership of the outstanding equity securities of AGC; provided, however, that nothing herein shall obligate the Company to (i) breach any fduciary duties it has, or to encourage or to induce its nominees to the AGC board of directors to breach any fiduciary duties they have, to AGC and its creditors and shareholders, based upon consultation with external counsel, or
(ii) make any additional investments in AGC. The Company shall consult with the Investors before taking any actions with respect to AGC which could reasonably be expect to impair or dilute the Company's ownership of the outstanding equity securities of AGC.

       (b) Notwithstanding any provision to the contrary contained in this Agreement, with respect to any covenants and agreements made by the Company with respect to the Subsidiaries in this Agreement, such covenants and agreements shall, with respect solely to AGC and its subsidiaries, be limited to covenants or agreements by the Company to use, subject to any applicable fiduciary duties, its commercially reasonable efforts (including taking all actions within its power as a shareholder of AGC) to cause AGC or its subsidiaries to comply with such covenants and agreements.

       4.16 Accounts Receivable. The Company shall provide to the Investors as promptly as practicable, but no later than 15 days after the end of the month immediately prior to the Closing, a schedule setting forth: (a) the aged accounts receivable of the Company and the Subsidiaries (excluding AGC and its subsidiaries) on a consolidated basis as of the end of the month immediately preceding the Closing, showing separately those receivables which, as of such date, had been outstanding from the due date for (i) 1 to 30 days, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120, and (v) 121 or more days, and (b) unbilled accounts receivable of the Company and the Subsidiaries (excluding AGC and its subsidiaries) on a consolidated basis as of the end of the month immediately preceding the Closing, in each case including the reserves therefor, which reserves have been calculated in accordance with both past practices of the Company and the Subsidiaries and GAAP as described in the SEC Reports.

       4.17 Receivables Financing. The Company shall provide any assistance reasonably requested by the Investors in the event they seek to obtain for New GX new revolving receivables financing in a principal amount of not less than $150 million on terms and conditions reasonably acceptable to each Investor, which financing shall be (i) fully available and undrawn as of the Closing, and available for immediate draw down after the Closing and (ii) secured only by a first priority security lien on the accounts receivables of New GX and its Subsidiaries with no more than twice the principal amount provided for under the agreement. For the avoidance of doubt, neither the Investors, the Company nor New GX shall be required to obtain any such financing.

       4.18 Listing. Subject to the applicable listing requirements, as soon as reasonably practicable after the Closing Date, the Investors shall use commercially reasonable efforts to cause New GX to obtain and maintain approval for the listing of the New Company Shares on any U.S. national stock exchange or on the Nasdaq National Market or Nasdaq Small Cap Market (the "Listing"); provided, however, that neither New GX nor any of its shareholders will be required to issue or to sell any New GX securities in order satisfy the listing requirements to obtain any such listing.

       4.19 Tax Returns for 2001. The Company shall file its consolidated U.S. Federal Tax Returns for the year-ended December 31, 2001, no later than September 15, 2002.

                                    ARTICLE V

                        THE JOINT PROVISIONAL LIQUIDATORS

       5.1 The Joint Provisional Liquidators' Approval. Subject to (a) their fiduciary duties under Bermuda Law and (b) their obtaining sanction from the Bermuda Court of their decision by August 12 2002, the Joint Provisional Liquidators hereby approve the entry by the Company and GX Holdings into this Agreement and the other Transaction Documents to which the Company and/or GX Holdings are a party.

       5.2 Exclusion of Personal Liability. The parties agree that the Joint Provisional Liquidators shall have no personal liability whatsoever arising howsoever under or in connection with this Agreement and/or the Transaction Documents.

       5.3 The Actions of the Company and GX Holdings. It is acknowledged by the parties that (i) the Joint Provisional Liquidators have not given any authority to the Board of Directors to act on behalf of the Company, and that the Board of Directors is causing the Company to enter into this Agreement and the other Transaction Documents to which it is a party, solely in accordance with the authority conferred upon them by the Bermuda Court and in accordance with their authority derived from the Bankruptcy Case and (ii) the Joint Provisional Liquidators have not given any authority to the board of directors of GX Holdings to act on behalf of GX Holdings, and that the board of directors of GX Holdings is causing GX Holdings to enter into this Agreement and the other Transaction Documents to which it is a party, solely in accordance with the authority conferred upon them by the Bermuda Court and in accordance with their authority derived from the Bankruptcy Case.

       5.4 Purpose of the Joint Provisional Liquidators as Parties. It is acknowledged that the Joint Provisional Liquidators are joined as parties to this Agreement for the purpose of the matters set out in this Article V only. In particular, but without limiting the generality of the foregoing, it is acknowledged and agreed by the parties hereto that:

       (a) the Joint Provisional Liquidators provide no confirmation of any nature whatsoever in respect of the representations, warranties and covenants of the Company and the Subsidiaries set out in this Agreement; and

       (b) the Joint Provisional Liquidators shall not, by reason of being party to this Agreement, submit to the jurisdiction (exclusive or otherwise) of the U.S. Bankruptcy Court.

       5.5 Joint Provisional Liquidators. Subject to the fiduciary duties of the Joint Provisional Liquidators under Bermuda Law, the Joint Provisional Liquidators will take all actions necessary or appropriate to give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Should the Joint Provisional Liquidators take any action or make any omission which causes the transactions contemplated by this Agreement and the other Transaction Documents not to be effected, and the Investors wish to challenge the Joint Provisional Liquidators' action or omission, then the Joint Provisional Liquidators will not object to the Investors making whatever submissions they consider to be appropriate to the Bermuda Court. Should the Joint Provisional Liquidators, acting pursuant to their fiduciary duties under Bermuda Law, consider that it is or may be appropriate to vary, modify or withdraw their consent in Section 5.1, then they will seek directions from the Bermuda Court so that the Court may determine whether it is appropriate for their approval to be varied, modified or withdrawn and they will give notice of the hearing of their application for directions to, inter alia, the Investors and the Company, as soon as reasonably practicable following the issue of their application and the Joint Provisional Liquidators will not object to the Investors making any submissions they consider to be appropriate to the Bermuda Court.

       5.6 Governing Law; Submission to Jurisdiction. This Article V shall be governed by and construed, interpreted and enforced in accordance with and governed by the Laws of Bermuda, without giving effect to the principles of conflicts of Law thereof. The parties hereby agree that, (a) the Supreme Court of Bermuda shall retain exclusive jurisdiction to enforce the terms of this
Article V and to decide any claims or disputes involving the Joint Provisional Liquidators that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated herein, and
(b) any and all claims, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Supreme Court of Bermuda, and the parties hereby consent and submit to the exclusive jurisdiction of the Supreme Court of Bermuda for this purpose.

       5.7 Entire Agreement. This Article V contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect hereto.

       5.8 Amendments. The terms and provisions of this Article V may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Joint Provisional Liquidators and the other parties. No waiver of any of the provisions of this
Article V shall be deemed to be, or shall constitute, a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Any amendment of this Agreement under Section 8.6 will require the express consent of the Joint Provisional Liquidators.

       5.9 Headings. The headings of the sections of this Article V have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

       5.10 No Interpretation Against Drafter. This Article V is the product of negotiations among the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Article V and are expressly waived.

       5.11 Defined Terms; Interpretations. The capitalized terms used but not defined in this Article V are used herein as defined in Article VIII of this Agreement.

                                   ARTICLE VI

                                   CONDITIONS

       6.1 Conditions to Obligations of each Investor and the Company. The respective obligation of each Investor and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by such Investor or the Company, as the case may be, at or prior to the Closing of each of the following conditions:

       (a) No statute, rule or regulation or order, judgment or decree of any court or administrative agency or other Governmental Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby or by any of the other Transaction Documents; provided, however, that except as otherwise provided in this Agreement, each of the parties shall have used, subject to Section 4.9, reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; provided, further, that no party hereto can assert the failure of this condition to be satisfied if such failure resulted from such party's failure to satisfy the first proviso of this Section 6.1(a) or any other provision of this Agreement or any other Transaction Document;

       (b) The material Regulatory Approvals required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including those set forth on Schedule 2.9(e) shall have been obtained by a Final Order (or waived in whole or in part in a writing executed by the parties hereto, unless such a waiver is prohibited by Law) and all parties shall have complied with the conditions, if any, imposed by such Final Order, including the following shall have occurred: (i) the waiting period under the HSR Act relating to the consummation of the transactions contemplated by this Agreement and the Transaction Documents, shall have expired or been terminated and any other Competition Approval shall have been obtained; (ii) the FCC shall have issued a Final Order (or orders) granting the FCC Consents and as of the Closing Date such order (or orders) shall be in full force and effect and not have been reversed, stayed, enjoined, set aside or suspended; and (iii) the review and investigation under the Exon-Florio Amendment shall have been terminated and the President of the United States and relevant agencies of the US Government shall have taken no action authorized thereunder. Notwithstanding the foregoing, with respect to any such Regulatory Approvals, (A) neither Investor shall be required to accept or comply with any condition, qualification or other restriction imposed in connection with such Regulatory Approval that would constitute a Material Adverse Effect or have a material adverse effect on such Investor and neither Investor shall be obligated to effect the transactions contemplated by the Transaction Documents if such conditions are imposed, and
(B) the Company shall not be required to accept or comply with any condition, qualification or other restriction imposed in connection with such Regulatory Approval that would have a Material Adverse Effect and the Company shall not be obligated to effect the transactions contemplated by the Transaction Documents if such conditions are imposed;

       (c) The Third Party Consents set forth on Schedule 2.8(c) shall have been obtained; and

       (d) Confirmation of the Bankruptcy Plan pursuant to the Confirmation Order of the U.S. Bankruptcy Court and the granting of the Sanction Order by the Bermuda Court.

       6.2 Conditions to Obligations of the Investors. The obligation of each Investor to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of each Investor unless waived by such Investor at or prior to the Closing of each of the following conditions:

       (a) The representations and warranties of the Company contained in this Agreement and each of the other Transaction Documents shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) unless, with respect to any failure of a representation or warranty contained in Section 2.4, 2.5, 2.7, 2.11, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18 or 2.22 to be true and correct as of the Closing Date, such failure results from events occurring or circumstances arising after the date hereof and all such failures, individually or in the aggregate, do not constitute a Material Adverse Effect. Since the date hereof, there has not occurred any Material Adverse Effect.

       (b) The representations and warranties of the other Investor contained in this Agreement and each of the other Transaction Documents shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date).

       (c) The Company and the other Investor shall have performed, satisfied and complied in all material respects with each of their respective covenants and agreements set forth in this Agreement and each of the other Transaction Documents to be performed, satisfied and complied with on or after the date hereof and prior to or at the Closing.

       (d) There shall be: (i) a December 31, 2002 Cash Balance of at least the Minimum Cash Balance and (ii) a December 31, 2002 Net Working Capital of at least the Minimum Net Working Capital; provided, that if the Shortfall Amount is less than or equal to $25.0 million, then the conditions set forth in this
Section 6.2(d) will be deemed to have been satisfied.

       (e) The aggregate amount required to be paid or accrued in respect of Other Exit Costs shall not exceed (i) $240.0 million plus (ii) an amount equal to the lesser of (A) the December 31, 2002 Cash Balance less the Minimum Cash Balance or (B) the December 31,

2002 Net Working Capital less the Minimum Net Working Capital; provided, that such amount shall not exceed $25.0 million.

       (f) The aggregate amount of all success fees required to be paid by the Company or its Subsidiaries to any legal, financial or other advisors, and any other similar success fees shall not exceed $35.0 million in the aggregate in connection with the confirmation of the Bankruptcy Plan and the consummation of the transactions contemplated by the Agreement.

       (g) The Company shall have delivered to each of the Investors (i) an officer's certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying as to the Company's compliance with the conditions set forth in Section 6.1 and in clauses (a) and (c) of this
Section 6.2, and (ii) any other documents or information reasonably requested by an Investor to evidence the Company's compliance with its covenants and obligations and the other conditions under this Agreement.

       (h) The bar date for any claim by any Governmental Entity for Taxes payable by the Company or any other Debtor (other than GT U.K. Ltd., SAC Peru Ltd and any other Subsidiaries of the Company that commence a Chapter 11 case after the date hereof) in respect of any period ending on or prior to the Petition Date shall have been fixed pursuant to applicable procedures in the Bankruptcy Case, and shall remain, no later than December 31, 2002. The bar date for all other claims against the Debtors (other than any Subsidiaries that commence a Chapter 11 case after the date hereof) shall have been fixed pursuant to applicable procedures in the Bankruptcy Case and such bar date shall occur no later than October 15, 2002. The bar dates (other than for Governmental Entities) for all other claims against GT U.K. Ltd., SAC Peru Ltd and the Subsidiaries of the Company that commence a Chapter 11 case after the date hereof shall occur no later than January 15, 2003. The bar dates for filing administrative claims (other than for payment of Professional Fees and fees and expenses of the Joint Provisional Liquidators) against the Debtors (other than any Subsidiaries of the Company that commence a Chapter 11 case after the date hereof) shall have been fixed pursuant to applicable procedures in the Bankruptcy Case, and such bar date shall be as agreed to by the Company and the Investors, but in any case no later than the date the December 31, 2002 Balance Sheet is delivered to the Investors. The Debtors and Joint Provisional Liquidators shall have delivered to the Investors on, or as soon as practicable after the bar date for filing administrative claims (but in any case within three Business Days thereof), a good faith estimate of all Professionals Fees which have been incurred as of such bar date, and of the Professional Fees which are expected to be incurred through the Closing Date.

       (i) The simultaneous completion of the transactions contemplated hereby by the other Investor.

       6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction in the reasonable judgment of the Company unless waived by the Company at or prior to the Closing of each of the following conditions:

       (a) Each of the representations and warranties of each Investor contained in this Agreement shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby;

       (b) Each Investor shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or prior to the Closing Date; and

       (c) Each Investor shall have delivered to the Company an officer's certificate certifying as to such Investor's compliance with the conditions set forth in clauses (a) and (b) of this Section 6.3.

       6.4 Special Waiver and Notice.

       (a) If the Company fails due to any event, circumstance, condition, fact, effect, or other matter beyond its reasonable control to adhere to any deadline by more than seven Business Days in the timetable for the Restructuring set forth on Exhibit C (such failure, a "Deadline Failure"), then the Company shall be entitled to send a written notice to each of the Investors informing them of such failure and providing them with sufficient detail supporting and evidencing such failure (such notice being referred to as a "Special Notice"). The Investors shall have 15 Business Days after receipt of the Special Notice to evaluate the Special Notice and to provide a waiver (which may be conditional or absolute) of the subject failure (such notice being referred to as a "Waiver Notice"). The Company shall provide whatever assistance the Investors may reasonably request in order to evaluate the Special Notice. If a Waiver Notice is not provided to the Company within the time period specified in the second preceding sentence, then the Deadline Failure will not give rise to the failure of the condition to the obligations of the Investors set forth in Section 6.2(c).

       (b) If the Investors provide the Company with the Waiver Notice, then the relevant deadline triggering the Deadline Failure shall be deemed to be modified as set forth in the Waiver Notice and shall thereafter be used in determining whether the condition to the Investors' obligations to consummate the transactions contemplated by this Agreement set forth in Section 6.2(c) has been satisfied. To the extent there are deadlines that are dependant upon, and follow the one which is the subject of the Waiver Notice, they will also be deemed to be modified to the minimum extent (plus three Business Days) required by the bankruptcy Laws.

       (c) For the avoidance of doubt, the Company shall not be entitled to send a Special Notice to the Investors if (i) the relevant Deadline Failure results or arises from any event, circumstance, condition, fact, effect, or other matter within the reasonable control of the Company or (ii) the Company does not provide whatever assistance the Investors reasonably request in their evaluation of the Special Notice.

                                   ARTICLE VII

                                   TERMINATION

       7.1 Termination. This Agreement may be terminated at any time prior to the Closing by written notice from the terminating party to the other parties (except where otherwise provided below):

       (a) by mutual written agreement of the Company and each of the Investors;

       (b) by the Company, or by either Investor, but only with respect to such Investor's own rights and obligations hereunder and not those of the other Investor, if the Closing shall not have been consummated on or before January 31, 2003; provided, that: (i) a party shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Closing to occur by the relevant date is the result of any failure by such party to comply fully with its obligations hereunder, and (ii) in the event all of the conditions set forth in Article VI (other than conditions which, by their nature, can only be satisfied at Closing) shall have been satisfied or waived by the parties hereto on or before January 31, 2003 other than:

          (A) the condition set forth in Section 6.1(b) regarding Regulatory Approvals, then the termination right set forth in this Section 7.1(b) shall not be available to the Company or either Investor until the earlier of (1) April 30, 2003 and (2) the date on which such Investor is notified in writing by the Company, a Subsidiary, or a Governmental Entity that a material Regulatory Approval has been denied, will not be approved, or has or will be approved subject to conditions that would constitute a Material Adverse Effect or have a material adverse effect on such Investor; provided, that if such condition has not been satisfied by the relevant date set forth in this Section 7.1(b) as a result of any failure by the Company or either Investor to comply fully with their respective obligations to use their respective reasonable efforts to obtain all Regulatory Approvals, such date shall be extended to such later date as may be reasonably determined by the Investors or the Company, as the case may be, or

          (B) the conditions set forth in Section 6.2(d) or 6.2(e) regarding certain balance sheet items as a result of a dispute regarding the calculation of such items, then the termination right set forth in this Section 7.1(b) shall not be available to the Company or either Investor until the earlier of (1) April 30, 2003 and (2) the date on which it is determined in accordance with
Section 8.14 that the Company will not be able to satisfy such conditions; provided, that if any such condition has not been satisfied by the relevant date set forth in this Section 7.1(b) as a result of any failure by the Company to comply fully with its obligations under Section 8.14, such date may be extended to such later date as may be reasonably determined by the Investors;

       (c) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if (i) the other Investor shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would reasonably be expected to result in a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby or (ii) the Company shall have breached its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would cause the condition set forth in Section 6.2(a) or 6.2(c) to fail to have been met, or the condition set forth in the last sentence of Section 6.2(a) shall not have been satisfied;

       (d) by the Company, if either Investor shall have breached its respective representations, warranties, covenants or other agreements contained in this Agreement in a manner that would cause the conditions in Section 6.3(a) or (b) to fail;

       (e) subject to Section 7.1(b), by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if any event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of such Investor set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured within five days after the giving of written notice to the Company and the other Investor;

       (f) subject to Section 7.1(b), by the Company if any event, circumstance, condition, fact, effect, or other matter has occurred or exists which (i) would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of the Company set forth in Section 6.1 (other than the conditions in Section 6.1 (d)) or 6.3 and (ii) cannot be or has not been cured within five days after the giving of written notice to each of the Investors;

       (g) by either Investor, if the other Investor has terminated this Agreement in accordance with the terms hereof;

       (h) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, or by the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final and nonappealable order, judgment or decree or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

       (i) by the Company, or by either Investor, if the Joint Provisional Liquidators vary, modify or withdraw their approval pursuant to their fiduciary duties under Bermuda Law;

       (j) by either Investor, but only with respect to its rights and obligations hereunder and not those of the other Investor, (i) upon the commencement by the Company or any of its Subsidiaries, the Banks through the Agent or the Creditors' Committee of any action to liquidate the Company or its Subsidiaries or any of their respective assets under Chapter 7 or Chapter 11 of the Bankruptcy Code or otherwise, (ii) upon the approval of the U.S. Bankruptcy Court of any action commenced by any other Person to liquidate the Company or its Subsidiaries or any of their respective assets or for the appointment of a trustee or examiner with managerial powers under Bankruptcy Code Section 1104, or if any similar event occurs in the Bermuda Court (other than the appointment by the Bermuda Court of the Joint Provisional Liquidators), (iii) the exclusivity period during which solely the Company may file a bankruptcy plan under Chapter 11 of the Bankruptcy Code terminates or any motion or action is taken in the U.S. Bankruptcy Court or the Bermuda Court which, if approved, would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of such Investor set forth in Section 6.1 or Section 6.2 or (iv) if the Company has failed to adhere to any deadline by more than seven Business Days in the timetable for the Restructuring set forth on Exhibit C;

       (k) by the Company, if either Investor terminates its rights and obligations under this Agreement pursuant to this Section 7.1 and the other Investor shall not have agreed, within 30 days of receipt of notice of such termination from the terminating Investor (the delivery of such notice being a condition precedent to any termination under this Section 7.1(k)) to exercise its rights to assume all of the rights and obligations of the terminating Investor pursuant to and subject to the conditions contained in Section 8.3(b); and

       (l) by the Company, if it is required to do so in order to discharge its fiduciary duties under applicable Law, based upon consultation with external counsel.

       Without limiting the foregoing, this Agreement will terminate immediately and without further action by any party if this Agreement is not approved by the U.S. Bankruptcy Court on or prior to August 9, 2002 or the Joint Provisional Liquidators' approval under Section 5.1 is not sanctioned by the Bermuda Court on or prior to August 12, 2002 without recourse by any party.

       7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with its terms by any party pursuant to Section 7.1, this Agreement shall forthwith become void as to such terminating party and there shall be no liability on the part of any party hereto (or any shareholder, director, officer, partner, employee, agent, consultant or representative of such party) to the party that has terminated this Agreement, except as set forth in this Section 7.2; provided, that nothing contained in this Agreement shall relieve the Investors from liability for their breach of any provisions of this Agreement or any party from liability for any equitable relief for any breach by it of this Agreement; provided, further, that Sections 4.6, 4.11, 7.2, 7.3, 8.1,
8.5 and 8.9 through and including 8.13 shall survive termination of this Agreement in accordance with its terms by any party.

       7.3 Liquidated Damages.

       (a) The Investors shall be entitled to immediate payment of amounts calculated in the manner, and payable in the circumstances, described below:

          (i) If this Agreement is terminated pursuant to Sections 7.1(c)(ii), 7.1(i), 7.1(j)(i), 7.1(j)(iv), or 7.1(l), the Investors shall be entitled to immediate payment, as liquidated damages and not as a penalty, of the amount of $30,000,000 (the "Liquidated Damages"); provided, however, that with respect to any termination pursuant to Section 7.1(c)(ii) relating to any breach of the Company's representations or warranties, or failure of the condition set forth in the last sentence of Section 6.2(a), such breach or failure, as the case may be, was either intentional or arose from the Company's recklessness; provided, further, that if at any time after the date hereof any Person or group of Persons acting in concert become the beneficial owners (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) in the aggregate of 30% or more of the total amount of Bank Claims in the Bankruptcy Case and thereafter this Agreement is terminated, either pursuant to Section 7.1(l) or to any other subsection in Section 7.1, as a direct or indirect result of the action of such Person or group, the amount of the Liquidated Damages shall be $50,000,000. The Company and the Investors acknowledge that the damages suffered by the Investors in the event of any such termination would be impossible to calculate, and the Liquidated Damages constitute a reasonable estimate of such damages.

          (ii) Subject to Section 7.3(c), the obligation of the Company to pay amounts payable under this Section 7.3 (and the payment thereof) shall be absolute and unconditional; such payment shall be an administrative expense under Section 507(a)(1) of the Bankruptcy Code and shall be payable as specified herein, and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

       (b) This Section 7.3, and the rights and obligations created hereunder, shall survive termination of this Agreement.

       (c) The payment of Liquidated Damages shall be in full satisfaction of all claims for monetary damages with respect to any of the matters described in
Section 7.3(a)(i) by the Investors against the Company or its Subsidiaries, Affiliates or shareholders or their respective Representatives and the Investors shall have no further recourse in respect thereof; provided, that any termination of this Agreement and any payment of Liquidated Damages under
Section 7.3(a) shall be without prejudice to the rights of the Investors to receive any amounts due pursuant to Section 4.6 and unpaid as of the termination date.

       7.4 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except that this Section 7.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

                                  ARTICLE VIII

                                  MISCELLANEOUS

       8.1 Defined Terms; Interpretations.

       (a) The following capitalized terms, as used in this Agreement, shall have the following meanings:

       "Accounts Receivable" shall mean all net accounts receivable of the Company and the Designated Subsidiaries (which amount shall be net of reserves established therefor).

       "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

       "AGC" shall mean Asia Global Crossing Ltd., a company organized under the Laws of Bermuda and a Subsidiary.

       "AGC Restructuring" shall mean the restructuring of the debt, obligations and Liabilities of AGC and its subsidiaries, as appropriate.

       "Agent" shall mean JPMorgan Chase Bank, in its capacity as administrative agent for the Banks.

       "Agreement" shall have the meaning ascribed thereto in the preamble.

       "Approval Motions" shall have the meaning ascribed thereto in Section 4.2(a).

       "Assets" shall mean the buildings, plants, Network Facilities, structures, improvements and equipment of the Company and the Subsidiaries, and all other assets (whether real, personal or mixed and whether tangible or intangible and wherever located) of the Company and the Subsidiaries; but shall not include,

          (i) the funds not to exceed $13,000,000 (plus any accrued interest thereon) standing to the credit of the bank account in the name of the Company with account number 20 006 840 591 269 100 maintained with the Bank of NT Butterfield & Sons in Bermuda;

          (ii) the funds required to satisfy any and all costs and expenses of the provisional liquidations of the Bermudian Debtors (subject to the approval of the same by the Bermudian Court), and to implement and to administer to their conclusion the Schemes of Arrangement (such funds being referred to as, the "Bermuda Fund"). For the avoidance of doubt, all of the costs and expenses of the Joint Provisional Liquidators and their advisors and the costs and expenses of the administrator(s) of the Schemes of Arrangement will fall within this exclusion;

          (iii) the funds required to satisfy (a) the obligations set forth in
Item 6 of Exhibit A, (b) the Big Eight Exit Costs and the Other Exit Costs, except to the extent such costs are assumed and paid by New GX and/or its Subsidiaries and (c) and all administrative and priority claims and expenses in connection with the Bankruptcy Case and required to administer the winding down of the Bankruptcy Case, except to the extent such claims and expenses are assumed and paid by New GX and/or its Subsidiaries;

          (iv) any and all rights, claims, credits, allowances, rebates, causes of action, and rights of set-off which may be brought or exercised by any liquidator of any Bermudian Debtor appointed by the Bermuda Court (whether in his own name or in the name of the applicable Bermudian Debtor) under powers which are vested in him by the Bermuda Court and/or under Bermudian Law;

          (v) any and all rights, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under Sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws, including preferences and fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, "Claims"), of the Company and the Subsidiaries, including Claims arising out of or relating to in any way to the Bankruptcy Case, or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in Section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise ending in the Bankruptcy Case, and proceeds thereof whether by settlement or judgment, and whether obtained prior to, on or after the Closing Date and which shall include, with respect to officers, directors and their Affiliates of the Company and its Subsidiaries, accounts receivable, notes receivable, contract rights, rights to payment, and claims and causes of action of any kind or nature; and

          (vi) the right, title and interest of the Company and its Subsidiaries in the employee pension plan that is the subject to the adversary proceeding brought by Citizens Communications in the Bankruptcy Case, Adv. Proc. No. 02-2157, including the right to terminate the plan and recover the surplus, if any;

provided, that the aggregate amount of funds excluded from the definition of Assets with respect to clauses (ii) and (iii) (c) above required to satisfy costs, expenses and claims incurred after the Closing Date will not exceed $7,000,000; and, provided, further, that any funds in excess of the amounts necessary to satisfy the obligations, costs and expenses described therein shall constitute an Asset and shall be transferred to New GX immediately upon the satisfaction in full of the obligations, costs and expenses described in those clauses, except that there shall be deducted from the excess funds so remitted to New GX the amount of any such claims, costs and expenses paid from the funds described in clause (i);

provided, that clauses (iv) and (v) above shall exclude any and all Claims relating to or involving (A) any Current or Future (as determined below) supplier, vendor or customer of New GX or its subsidiaries, (B) any Current or Future officer, director or employee of New GX or any of its subsidiaries so long as they are employed by such entity or would otherwise be entitled to indemnification or reimbursement from any such entity for such Claim, (C) any other Person with whom, if any Claim is made or asserted against it, would be reasonably likely to have a material adverse effect on New GX and/or its Subsidiaries or would materially interfere with the conduct of the business of New GX and/or its Subsidiaries or would be reasonably likely to create any Liability of New GX or its Subsidiaries and (D) the Investors and all of their respective Affiliates and advisors; provided, further, however, that the Company and GX Holdings (or such successor entities as may be designated under the Bankruptcy Plan) shall retain all rights of the Debtors to assert any and all Claims as a defense or counterclaim to any proof of claim filed in the Bankruptcy Case.

       For purposes of the foregoing proviso, "Current or Future" suppliers, vendors, customers, officers, directors and employees shall be determined as follows. On or prior to the Closing Date, the Creditors' Committee and the Banks shall provide to the Investors a list of Persons against whom Claims may exist. The Investors shall have 60 days from the Closing Date to advise the Creditors' Committee and the Banks in writing of the identity of those Persons on the list that (x) are either current suppliers, vendors, customers, officers, directors and/or employees of New GX and/or its subsidiaries or (y) the Investors reasonably expect to become suppliers, vendors, customers, officers, directors and/or employees of New GX and/or its Subsidiaries within 180 days of the Closing Date. Any Persons identified pursuant to the preceding sentence shall constitute Current or Future suppliers, vendors, customers, officers, directors and/or employees, as the case may be, for purposes of clauses (A) and (B) in the foregoing proviso. Claims against any other Persons on the list not so identified shall be deemed to be excluded from the Assets, and may be pursued on behalf of pre-Petition Date creditors. The Assets shall also exclude any other Claims against Persons that are specifically agreed to in writing among the Banks, the Creditors' Committee and the Investors.

       "Assumed Contracts" shall have the meaning ascribed thereto in Section 4.2(d).

       "Bank Claims" shall mean all claims arising under or in connection with the Credit Agreement, whether secured or unsecured.

       "Banks" shall mean the lenders under the Credit Agreement.

       "Bankruptcy Case" shall have the meaning ascribed thereto in the recitals.

       "Bankruptcy Code" shall have the meaning ascribed thereto in the recitals.

       "Bankruptcy Plan" shall have the meaning ascribed thereto in the recitals.

       "Benefits Plans" shall mean all collective bargaining agreements, employee benefit plans, as defined in Section 3(3) of ERISA, and all bonus or other incentive compensation, pension, retirement, post-retirement benefit coverage, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization, medical, dental, service award, relocation, scholarship, educational assistance, or employee loan plans, policies, arrangements and agreements which are, or within the past six years were, entered into, sponsored, maintained, contributed to or required to be contributed to by the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates may incur any liability.

       "Bermuda Approvals" shall mean the approval of the Bermuda Monetary Authority for the issuance by New GX of the New Company Shares and any other approvals required to be obtained in Bermuda to give effect to the transactions contemplated herein or in the Transaction Documents.

       "Bermuda Case" shall have the meaning ascribed thereto in the recitals.

       "Bermuda Court" shall have the meaning ascribed thereto in the recitals.

       "Bermuda Orders" shall have the meaning ascribed thereto in the recitals.

       "Bermudian Debtors" shall have the meaning ascribed thereto in the recitals.

       "Big Eight Exit Costs" shall mean all amounts required to be paid or amounts payable by the Company or the Designated Subsidiaries since June 30, 2002 to the Big Eight Vendors in respect of the settlement or the compromise of all amounts owed to them by the Company and the Designated Subsidiaries for claims arising prior to the Petition Date.

       "Big Eight Vendors" shall mean Alcatel SA, Cisco Systems Inc., Juniper Networks (US), Inc., Level 3 Communications, LLC, Lucent Technologies Inc., Nortel Networks Inc., Sonus Networks, Inc. and Tyco Telecommunications (US) Inc.

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

       "Board Committees" shall have the meaning ascribed thereto in Section
4.4.

       "Board of Directors" shall, unless the context requires otherwise, mean the Board of Directors of the Company.

       "Business Day" shall mean a day that is not a Saturday, Sunday or other day on which banking institutions in each of New York, Hong Kong and Singapore are not required to be open.

       "Capital Lease" shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a GAAP Liability in accordance with GAAP.

       "Cash Management Order" shall mean the order of the U.S. Bankruptcy Court entitled, "Final Order Pursuant to Sections 105(a) and 364 of the Bankruptcy Code Authorizing Debtors to (i) Continue Centralized Cash Management Systems, and (ii) Maintain Existing Bank Accounts and Business Forms," entered on May 20, 2002.

       "Cash Shortfall Amount" shall mean, in the event that the December 31, 2002 Cash Balance is less than the Minimum Cash Balance, an amount equal to (i) the Minimum Cash Balance less (ii) the December 31, 2002 Cash Balance.

       "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.).

       "Certificate of Designations" shall mean that certificate of designations setting forth the rights and preferences of the New Preferred Shares, in form and substance (x) reasonably satisfactory to each of the Investors, the Creditors' Committee and the Banks and (y) not inconsistent with Exhibit A-1 and Exhibit A-2 hereof.

       "Closing" shall have the meaning ascribed thereto in Section 1.2(a).

       "Closing Date" shall have the meaning ascribed thereto in Section 1.2(a).

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Commitments" shall mean any contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto.

       "Common Shares" shall mean the common shares, par value $.01 per share, of the Company and shall include, as the context may require, all common shares now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into Common Shares, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Shares pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

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

       "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules and regulations (including those issued by the FCC) promulgated thereunder.

       "Communications License" or "Communications Licenses" shall have the meaning ascribed thereto in Section 2.9(a).

       "Companies" shall have the meaning ascribed thereto in Section 2.15.

       "Companies Law" shall have the meaning ascribed thereto in the recitals.

       "Company" shall have the meaning ascribed thereto in the preamble.

       "Company Asset Transfer" shall mean the transfer by the Company and GX Holdings to New GX of all of the Assets of the Company and GX Holdings (except for the shares of capital stock of GX Holdings held by the Company, which shall continue to be held by the Company after giving effect to the Company Asset Transfer) pursuant to the Schemes of Arrangement and the Bankruptcy Plan, including the shares of capital stock or other voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, capital stock or voting securities in each Subsidiary (other than GX Holdings), the Intellectual Property and the Commitments (other than any Executory Contracts included on the Rejection List).

       "Company Intellectual Property" shall mean all Intellectual Property owned or used by the Company or any Subsidiary.

       "Competition Approvals" shall mean all approvals, consents (including consents to assignments or permits and rights of way), certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to, any Governmental Entities relating to antitrust or competition Laws having jurisdiction over the Company's or any Subsidiary's business in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the expiration or termination of any waiting period (or any extension thereof) under the HSR Act.

       "Confidential Information" shall have the meaning ascribed thereto in the ST Telemedia Confidentiality Agreement or the Hutchison Confidentiality Agreement.

       "Confirmation Hearing" shall mean the hearing held by the U.S. Bankruptcy Court to consider confirmation of the Bankruptcy Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

       "Confirmation Order" shall mean the final, nonappealable order entered by the U.S. Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code. The Confirmation Order shall provide, among other things, that (a) the issuance of New Company Shares pursuant to the Bankruptcy Plan shall be free and clear of all liens, claims, interests, rights of others or Encumbrances of any kind, (b) except to the extent of the Big Eight Exit Costs, the Other Exit Costs and, to the extent not part of the Big Eight Exit Costs and the Other Exit Costs, cure payments required with respect to Commitments being assumed consistent with the provisions of Section 4.2(d), all Pre-Petition

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

Liabilities of the Debtors shall be discharged in full, other than GAAP Liabilities for Capital Leases in an amount not to exceed $150,000,000, (c) the Company Asset Transfer shall be free and clear of all liens, claims, interests, rights of others or Encumbrances of any kind, (d) an express finding that the Bankruptcy Plan has been proposed in good faith and not by any means forbidden by Law, (e) the Investors and their Affiliates, members, shareholders, partners, representatives, employees, attorneys, and agents are released from any claims related to the Company, its business or the Bankruptcy Case, and (f) the issuance of Common Shares under the Bankruptcy Plan is exempt from registration under the Securities Act.

       "Consents" shall have the meaning ascribed thereto in Section 4.9(b).

       "Credit Agreement" shall mean the Amended and Restated Credit Agreement dated August 10, 2000 among Global Crossing Ltd., Global Crossing Holdings Ltd., Global Crossing North America, Inc., certain financial institutions, certain other parties and JPMorgan Chase Bank (formerly known as Chase Manhattan Bank) as administrative agent.

       "Creditors' Committee" shall mean the official committee of unsecured creditors of the Company.

       "Customer Access Rights" shall have the meaning ascribed thereto in
Section 2.18(c).

       "Customer Base" shall mean those Persons to which the Company or any Subsidiary provides any telecommunications, including services based on Frame Relay networks, ATM networks, private lines, IP transit, dedicated internet access, IP networks and voice.

       "Deadline Failure" shall have the meaning ascribed thereto in Section 6.4(a).

       "Debtors" shall have the meaning ascribed thereto in the recitals.

       "December 31, 2002 Balance Sheet" shall have the meaning ascribed thereto in Section 8.14(a).

       "December 31, 2002 Cash Balance" shall mean all Unrestricted Cash (excluding all cash proceeds from the sale, if any, of GCUK and Global Marine) held in accounts in the name of the Company and/or the Designated Subsidiaries on December 31, 2002.

       "December 31, 2002 Net Working Capital" shall mean, as of December 31, 2002, the sum (without duplication) of (i) all Accounts Receivable and Unrestricted Cash (excluding all cash proceeds from the sale, if any, of GCUK and Global Marine) reflected on the December 31, 2002 Balance Sheet of the Company and the Designated Subsidiaries, less (ii) all GAAP Liabilities reflected on the December 31, 2002 Balance Sheet other than the following: (A) GAAP Liabilities in relation to operational restructuring costs of the Company and the Designated Subsidiaries but only to the extent they do not exceed $200,000,000; (B) GAAP Liabilities for Capital Leases but only to the extent they do not exceed $150,000,000; (C) GAAP Liabilities for deferred revenues; (D) GAAP Liabilities for deferred Taxes and (E) GAAP Liabilities Subject to Compromise (excluding Liabilities for income Taxes, net of any Tax assets other than deferred Tax assets), it being understood that all Liabilities for income Taxes, whether incurred prior to, on or after the Petition Date, shall be accrued in accordance with GAAP on the December 31, 2002 Balance Sheet and, subject to the exclusion for deferred Taxes as provided in (D) above, shall be taken into account in the calculation of December 31, 2002 Net Working Capital) all as calculated in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet.

       "Designated Subsidiaries" shall mean all Subsidiaries of the Company other than AGC, Global Marine and their respective subsidiaries.

       "Disclosure Statement" shall have the meaning ascribed thereto in Section 4.2(a).

       "Disposition" shall have the meaning ascribed thereto in Section 4.3(a).

       "DOL Investigation" shall mean any investigations, inquiries or requests by the United States Department of Labor in connection with the Benefits Plans of the Company or any Subsidiary or the transactions contemplated by this Agreement or the other Transaction Documents.

       "Employee Agreements" shall mean all employment, consulting or individual compensation agreements or offer letters pursuant to which the Company or any of the Subsidiaries has any obligation or liability (actual or contingent) with respect to the employment or consultancy or termination of employment or consultancy of any current or former employee, officer, director, individual consultant or other person other than such agreements which are terminable at will upon not more than 30 days prior notice without any further liability.

       "Encumbrance" shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, right of first refusal, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

       "Environmental Law" shall mean any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which: (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other Law of similar effect.

       "Environmental Permits" shall mean any material permit, license, authorization or approval required under applicable Environmental Laws.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

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

       "ERISA Affiliate" with respect to any Person, shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

       "Exclusivity Period" shall have the meaning ascribed thereto in Section 4.2(c)(ii).

       "Executory Contract" shall mean any Commitment or license.

       "Exon-Florio Amendment" shall mean Section 721 of the Defense Production Act of 1950, as amended and the regulations and rules thereunder.

       "Expert" shall have the meaning ascribed thereto in Section 8.14(c).

       "FBI Investigation" shall mean any investigations, inquiries or requests by the U.S. Federal Bureau of Investigation in connection with the Company's accounting, business or other practices, the Bankruptcy Case or the transactions contemplated by this Agreement or the other Transaction Documents.

       "FCC" shall mean the Federal Communications Commission and any successor Governmental Entity.

       "FCC Licenses" shall have the meaning ascribed thereto in Section 2.9(a).

       "Final Order" shall mean an order or determination by the U.S. Bankruptcy Court, the Bermuda Court, the FCC or other regulatory authority (including State
PUCs) (a) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (b) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or judicial petition for review that is filed within the period referred to in clause (a) above is pending, and (c) as to which the deadlines, if any, for filing such request, motion, petition, application, appeal or notice, and for the entry by FCC or other regulatory authority of orders staying, reconsidering, or reviewing on its motion have expired.

       "GAAP" shall have the meaning ascribed thereto in Section 2.5(a).

       "GAAP Liabilities" shall mean, as of December 31, 2002, Liabilities reflected by the Company on a balance sheet prepared in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet; provided, however, that if at any time the Company or any Designated Subsidiary becomes liable for any Liability of a Subsidiary other than a Designated Subsidiary, then such Liability will be treated as a GAAP Liability for the purposes hereof.

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

       "GAAP Liabilities Subject to Compromise" shall mean all Liabilities reflected by the Company on a balance sheet prepared in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet which are required to be reflected on a balance sheet as a "liability subject to compromise" in accordance with Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code".

       "GCUK" shall mean Global Crossing Intermediate UK Holdings Ltd (UK), a company organized under the Laws of the United Kingdom.

       "Global Marine" shall mean Global Marine Systems Limited, a company organized under the Laws of the United Kingdom.

       "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

       "Governmental Investigations" shall have the meaning ascribed thereto in
Section 4.8.

       "Guaranty" shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof. In any computation of the Indebtedness or other Liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

       "GX Holdings" shall have the meaning ascribed thereto in the preamble.

       "Hazardous Materials" shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, to the extent subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

       "House Committee Investigation" shall mean any investigations, inquiries or requests by the United States House Energy and Commerce Committee in connection with the

Company's accounting, business or other practices, the Bankruptcy Case or the transactions contemplated by this Agreement or the other Transaction Documents.

       "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

       "Hutchison" shall have the meaning ascribed thereto in the preamble.

       "Hutchison Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of June 25, 2001, between the Company and Hutchison Whampoa Ltd., as amended.

       "Indebtedness" shall mean, with respect to any Person, at any time, without duplication: (a) its Liabilities for borrowed money and its redemption obligations in respect of mandatory redeemable preferred stock; (b) its Liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all Liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all Liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all Liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such Liabilities); (e) all its Liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and (g) any Guaranty of such Person with respect to Liabilities of a type described in any of clauses (a) through (f) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

       "Intellectual Property" shall mean all intellectual property, including the United States and non-U.S. trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing; copyrights and registrations or renewals thereof; United States and non-U.S. letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever (including all modeling software in both source code and object code versions) and all documentation relating thereto; Internet websites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

       "Investor" and "Investors" shall have the meaning ascribed thereto in the preamble.

       "IRS" shall mean the United States Internal Revenue Service.

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

       "IRU" shall refer to Commitments for the indefeasible right to use capacity on the Network Facilities.

       "IRU Agreements" shall have the meaning ascribed thereto in Section 2.18(a).

       "Joint Provisional Liquidators" shall mean Mr. Philip Wedgwood Wallace, Ms. Jane Bronwen Moriarty and Mr. Malcolm Butterfield, in their respective capacities as the joint provisional liquidators of the Company and GX Holdings as appointed by the Bermuda Orders.

       "June 30 Balance Sheet" shall have the meaning ascribed thereto in
Section 8.14(a).

       "Knowledge" with respect to the Company, shall mean the knowledge of any of (i) its directors, officers or senior management, (ii) the knowledge of any of the directors, officers or senior management of GX Holdings and (iii) the knowledge of any of the foregoing Persons would have after due and reasonable inquiry.

       "Laws" shall include all foreign, federal, state, and local laws, statutes, legislation, ordinances, rules, regulations, orders, judgments, injunctions, decrees and bodies of law.

       "Lease Guaranties" shall have the meaning ascribed thereto in Section 2.17(c).

       "Leased Real Property" shall have the meaning ascribed thereto in Section 2.17(b).

       "Letter of Intent" shall mean that certain letter agreement, dated as of January 28, 2002, by and among the Company, Hutchison and ST Telemedia.

       "Liabilities" shall mean all liabilities or obligations of any nature whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted.

       "Licenses" shall have the meaning ascribed thereto in Section 2.10.

       "Liquidated Damages" shall have the meaning ascribed thereto in Section 7.3(a)(i).

       "Listing" shall have the meaning ascribed thereto in Section 4.18.

       "Litigation" shall have the meaning ascribed thereto in Section 2.7(a).

       "Local Authorizations" shall have the meaning ascribed thereto in Section 2.9(a).

       "Lockdown Period" shall have the meaning ascribed thereto in Section 2.13(l).

       "Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or would reasonably be expected to have a material adverse effect (a) on the business, properties, assets, Liabilities, operations or conditions (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) on the ability of the Company and the Subsidiaries to perform on a timely basis any material obligation under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby, except to the extent of any material adverse effect resulting from (1) the restructuring of AGC or its subsidiaries, or AGC or its subsidiaries seeking protection from their creditors or commencing an insolvency proceeding or the commencement of any insolvency proceeding against it or them, or (2) one or more Non-Filing Subsidiaries joining the Bankruptcy Case and/or the Bermuda Case or one or more Non-Filing Subsidiaries seeking protection from creditors or commencing an insolvency proceeding or the commencement of any insolvency proceeding against them, it being understood that the exceptions set forth in the foregoing clauses
(1) and (2) shall only apply to the actual filing or commencement of such proceedings and not to any adverse effects arising thereafter as a result of such filings or commencement. Without limiting the generality of the foregoing, a Material Adverse Effect shall be deemed to occur if any of the Governmental Investigations have caused, or are reasonably likely to cause, a material adverse effect on the ability of New GX and its Subsidiaries to conduct their business.

       "Material Executory Contracts" shall have the meaning ascribed thereto in
Section 4.2(d).

       "Minimum Cash Balance" shall mean an amount equal to $194 million less the sum of any Big Eight Exit Costs and Other Exit Costs paid prior to December 31, 2002. An example of the calculation of Minimum Cash Balance is set forth on
Schedule 8.1.

       "Minimum Net Working Capital" shall mean an amount equal to $8 million less the sum of any Other Exit Costs paid for or accrued prior to December 31, 2002. An example of the calculation of Minimum Net Working Capital is set forth on Schedule 8.1.

       "Monthly Operating Statements" shall have the meaning ascribed thereto in
Section 2.5(a).

       "Net Working Capital Shortfall Amount" shall mean, in the event that the December 31, 2002 Net Working Capital is less than the Minimum Net Working Capital, an amount equal to (i) the Minimum Net Working Capital less (ii) the December 31, 2002 Net Working Capital.

       "Network Facilities" shall have the meaning ascribed thereto in Section 2.18(d).

       "New Common Shares" shall mean common shares, par value $.01 per share, of New GX.

       "New Company Shares" shall have the meaning ascribed thereto in Section 1.1.

       "New GX" shall have the meaning ascribed thereto in the recitals.

       "New GX Capitalization" shall have the meaning ascribed thereto in
Section 4.2(b).

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       "New GX Management Plan" shall mean a management stock incentive plan adopted by New GX as of the Closing Date in a form acceptable to the Investors in their reasonable discretion, which shall provide for grants of options and other stock-based awards to qualified employees, directors and consultants of New GX and the Subsidiaries pursuant to which up to 8% of the New Outstanding Equity is reserved.

       "New Outstanding Equity" shall mean the total outstanding equity securities of New GX calculated on the basis of (a) the New Company Shares issued to the Investors hereunder (assuming the conversion of all issued and outstanding New Preferred Shares into New Common Shares), (b) the New Common Shares issued to the creditors pursuant to the Restructuring and (c) the New Common Shares, issued or issuable pursuant to any stock options or other stock-based awards issued under the New GX Management Plan.

       "New Preferred Shares" shall mean preferred shares, par value $.01 per share, of New GX.

       "Non-Compete Covenants" shall have the meaning ascribed thereto in
Section 2.11(a).

       "Non-Filing Subsidiaries" shall mean a Subsidiary that is not seeking protection from its creditors and is not a debtor in the Bankruptcy Case or the Bermuda Case, whether as of the date hereof or on or prior to the Closing Date.

       "Non-U.S. Licenses" shall have the meaning ascribed thereto in Section 2.9(a).

       "Non-U.S. Plans" shall have the meaning ascribed thereto in Section 2.13(i).

       "Ordinary Course of Business" shall mean the ordinary course of business consistent with past practices of the Company and the Subsidiaries, taking into consideration changes required as a result of the commencement and continuation of the Bankruptcy Case and the Bermuda Case.

       "Other Exit Costs" shall mean all amounts required to be paid or amounts payable (whether or not paid or accrued prior to or after December 31, 2002) by the Company and the Designated Subsidiaries since June 30, 2002 in respect of the settlement or compromise of GAAP Liabilities Subject to Compromise (other than Big Eight Exit Costs), including any such amounts required to be paid or amounts payable by the Company or any Designated Subsidiary or a Subsidiary other than a Designated Subsidiary if it becomes a debtor under the Bankruptcy Case prior to the Closing Date, but excluding (i) any such GAAP Liabilities in relation to Capital Leases, (ii) the consideration to be paid in respect of Bank Claims and Other Pre-Petition Date Claims pursuant to Exhibit A of this Agreement, (iii) GAAP Liabilities in relation to operational restructuring costs of the Company and the Designated Subsidiaries, (iv) GAAP Liabilities for deferred revenues, (v) GAAP Liabilities for deferred Taxes, (vi) any such GAAP Liabilities being paid in the ordinary course of business as approved by the U.S. Bankruptcy Court and (vii) any Pre-Petition Liabilities relating to income Taxes (but including all other Pre-Petition Liabilities relating to Taxes).

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

       "Other Pre-Petition Date Claims" shall mean all non-priority pre-Petition Date unsecured claims in the Bankruptcy Case other than Bank Claims, including the Public Debt.

       "Owned Real Property" shall mean real property and/or interests in real property owned by the Company and/or any Subsidiary, together with all buildings, structures and improvements located on such real property.

       "PBGC" shall have the meaning ascribed thereto in Section 2.13(d).

       "Permitted Encumbrances" shall have the meaning ascribed thereto in
Section 2.17(a).

       "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

       "Petition Date" shall have the meaning ascribed thereto in the recitals.

       "Post-Petition Investors' Expenses" shall have the meaning ascribed thereto in Section 4.6.

       "Pre-Petition Liabilities" shall mean any "claim" against any of the Debtors, as such term is defined in Section 101(5) of the Bankruptcy Code, arising or occurring on or before the Petition Date.

       "Professional Fees" shall mean the fees and expenses (whether or not billed) of attorneys and other professionals (including financial advisors) retained in the Bankruptcy Case by the Debtor, the Creditors' Committee or the Banks pursuant to orders of the U.S. Bankruptcy Court or retained in the Bermuda Case by the Joint Provisional Liquidators pursuant to orders of the Bermuda Court.

       "Public Debt" shall mean GX Holding's $1,000,000,000 of 8.70% Senior Notes due August 1, 2007, GX Holding's $900,000,000 of 9.125% Senior Notes due November 15, 2006, GX Holding's $1,100,000,000 of 9.5% Senior Notes due November 15, 2009 and GX Holding's $800,000,000 of 9.625% Senior Notes due May 15, 2008,
Frontier Corporation's $300,000,000 of 7.25% Unsecured Notes due May 14, 2004, Frontier Corporation's $100,000,000 of 9% Unsecured and Unsubordinated Debentures due August 15, 2021 and Frontier Corporation's $200,000,000 of 6% Dealer Remarketable Securities due October 15, 2013.

       "Purchase Price" shall have the meaning ascribed thereto in Section 1.1.

       "Real Property" shall have the meaning ascribed thereto in Section
2.17(b).

       "Real Property Leases" shall have the meaning ascribed thereto in Section 2.17(b).

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

       "Registration Rights Agreement" shall mean the registration rights agreement in the form reasonably satisfactory to each Investor and New GX regarding the registration under the Securities Act of New Common Shares.

       "Regulatory Approvals" shall mean all approvals, consents (including consents to assignments of permits and rights of way), certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to, any Governmental Entities having jurisdiction over the Company's or any Subsidiary's business in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Competition Approvals, the Telecom Approvals, the Security Approvals and the Bermuda Approvals.

       "Rejection List" shall have the meaning ascribed thereto in Section
4.2(d).

       "Representatives" shall mean with respect to any Person, any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of such Person.

       "Restructuring" shall have the meaning ascribed thereto in Section
4.2(b).

       "Sanction Order" shall have the meaning ascribed thereto in the Recitals.

       "Schemes of Arrangement" shall have the meaning ascribed thereto in the recitals.

       "SEC" shall mean the United States Securities and Exchange Commission and any successor Governmental Entity.

       "SEC Investigation" shall mean any investigations, inquiries or requests by the SEC in connection with (i) the Company's accounting, business or other practices, (ii) the Bankruptcy Case, or (iii) the transactions contemplated by this Agreement or the other Transaction Documents.

       "SEC Reports" shall have the meaning ascribed thereto in Section 2.4.

       "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

       "Security Approvals" shall mean any approvals, consents (including consents to assignment of permits and rights of way), certificates, waivers, and other authorizations required or advisable to be obtained from, or filings or other notices required or advisable to be made with or to, any Governmental Entities relating to U.S. and non-U.S. security matters in order to consummate the transaction contemplated by this Agreement and the other Transaction Documents, including compliance with and filings under the Exon-Florio Amendment.

       "Service EBITDA" means, with respect to New GX and its subsidiaries on a consolidated basis (excluding AGC and its subsidiaries and Global Marine and its subsidiaries),

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

operating earnings or losses before interest, taxes, depreciation and amortization but excludes the contribution of (i) any revenue recognized immediately for circuit activations that qualified as sales-type leases and (ii) revenue recognized due to the amortization of IRUs sold in prior periods and not recognized as sales-type leases.

       "Settlement Agreements" shall have the meaning ascribed thereto in
Section 8.14(a).

       "Shortfall Amount" shall mean, if any, the greater of the Cash Shortfall Amount and the Net Working Capital Shortfall Amount.

       "Significant Subsidiary" or "Significant Subsidiaries" shall have the meaning ascribed thereto in Section 2.1(b).

       "Six Month Operating Statement" shall have the meaning ascribed thereto in Section 2.5(a).

       "Special Notice" shall have the meaning ascribed thereto in Section
6.4(a).

       "ST Telemedia" shall have the meaning ascribed thereto in the preamble.

       "ST Telemedia Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of August 23, 2001, between the Company and ST Telemedia, as amended.

       "State Licenses" shall have the meaning ascribed thereto in Section
2.9(a).

       "State PUCs" shall mean the state and local public service and public utilities commissions.

       "Subsidiaries" shall mean (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company (or any combination thereof) and (b) any partnership or limited liability company (i) the sole general partner, the managing general partner or the managing member of which is the Company or one or more of the other Subsidiaries of the Company (or any combination thereof) or (ii) the only general partners or members of which are the Company or one or more of the other Subsidiaries of the Company (or any combination thereof). References to "Subsidiaries" after the Closing Date, shall refer to Subsidiaries of New GX after giving effect to the transfer of the Subsidiaries by the Company to New GX in accordance with the Company Asset Transfer. The definition of Subsidiary shall include the Significant Subsidiaries. For purposes of Article II only, the definition of Subsidiary shall not include AGC and its subsidiaries

       "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

       "Tax" shall mean any tax, assessment, levy, duty or other governmental charge imposed by any federal, state, provincial, local, foreign government or other political subdivision or agency thereof, including any income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, escheat, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, assessment, levy, duty or other governmental charge of any kind whatsoever, including penalties, interest and additions thereto, whether disputed or not.

       "Tax Return" shall mean any and all returns, declarations, reports, documents, claims for refund, or information returns, statements or filings which are required to be supplied to any federal, state, local or foreign taxing authority, including any schedule or attachment thereto, and including any amendments thereof.

       "Telecom Approvals" shall mean all approvals, consents (including consents to assignments of permits and rights of way), certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to the FCC, any State PUC or any other federal, state, foreign or municipal Governmental Entity with respect to the Communications Licenses in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

       "Third Party Consents" shall have the meaning ascribed thereto in Section 2.8(c).

       "Transaction Documents" shall mean this Agreement, the bye-laws of New GX, the Certificate of Designations, the memorandum of association of New GX, the Registration Rights Agreement and all other documents (including any disclosure documents prepared and distributed in connection with the Bankruptcy Case and the Schemes of Arrangement) related to the Restructuring, and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or such other documents or the transactions contemplated hereby or thereby.

       "Unrestricted Cash" shall mean all unrestricted cash of the Company and the Designated Subsidiaries as determined in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet.

       "U.S. Bankruptcy Court" shall have the meaning described thereto in the recitals.

       "Waiver Notice" shall have the meaning ascribed thereto in Section
6.4(a).

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

       (b) For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise:

          (i) all references to currency herein are to United States dollars unless otherwise specified herein;

          (ii) the terms defined in this Section 8.1 and elsewhere in this Agreement may include both the plural and singular, as the context may require;

          (iii) the words "herein," "hereto" and "hereby," and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

          (iv) unless otherwise specified, references to Articles, Sections, clauses, subclauses, subparagraphs, Exhibits and Schedules are references to Articles, Sections, clauses, subclauses, subparagraphs, Exhibits and Schedules of this Agreement;

          (v) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation";

          (vi) any reference herein to a statute, rule or regulation of any Governmental Entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

          (vii) whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          (viii) Except to the extent another standard is expressly provided for in this Agreement, all decisions, approvals or designations of a party hereto may be made (or withheld) in the sole and absolute discretion of such party.

       8.2 Restrictive Legends. No New Company Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to New GX shall advise New GX that such transfer may be effected without such registration. Each certificate representing any of the foregoing owned by the Investors or any other Person that will become an Affiliate of New GX at the Closing shall bear legends in substantially the following form:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

       8.3 Successors and Assigns.

       (a) This Agreement shall bind and inure to the benefit of the Company and each Investor and their respective successors, permitted assigns, heirs and personal representatives; provided, that the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of each Investor; and provided, further, that neither Investor may assign its rights or obligations under this Agreement to any Person (other than an Affiliate) without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

       (b) Notwithstanding anything to the contrary contained in subparagraph
(a) above or elsewhere in this Agreement, in the event either Investor terminates this Agreement (other than pursuant to Section 7.1(g)), the other Investor shall have the right, but not the obligation, in its sole discretion without the consent of the terminating Investor or the Company, to assume the obligations of the terminating Investor under this Agreement and the other Transaction Documents to which it is a party; provided, that the Company shall have the right to terminate this Agreement and all other Transaction Documents if additional Regulatory Approvals or Third Party Consents are required as a consequence thereof to the extent that such additional Regulatory Approvals or Third Party Consents would materially delay the transaction; provided, further, that the Investor assuming such rights and obligations pursuant to this Section 8.3(b) shall have no obligation or liability to the Company or any other Person for any breach by the terminating Investor of any representation, warranty, covenant or agreement made by such terminating Investor pursuant to this Agreement or any other Transaction Document which breach occurs prior to the date of termination of this Agreement in accordance with its terms by such terminating Investor; provided, further that the Company shall have no right to terminate this Agreement as a result of a breach by the non-terminating Investor of any representation, warranty, covenant or agreement made by such non-terminating Investor pursuant to this Agreement or any other Transaction Document which breach arises solely as a result of the termination of this Agreement in accordance with its terms by the terminating Investor.

       (c) Notwithstanding anything to the contrary contained in subparagraph
(a) above or elsewhere in this Agreement, either Investor may assign to any other Person any of its rights or obligations under this Agreement; provided, that notwithstanding such assignment (i) each Investor acting directly or through one or more Affiliates shall each invest an amount that exceeds the amount invested by any other Person, (ii) Hutchison, ST Telemedia and their respective Affiliates shall collectively own at least 50.1% of the New Outstanding Equity at Closing, and (iii) no Person shall be assigned rights or obligations under this Agreement if such assignment would adversely affect the timing of the Closing or the ability to obtain any Regulatory Approval necessary for the consummation of the Closing.

       (d) Notwithstanding anything to the contrary contained herein, (i) in each case where this Agreement or the other Transaction Documents provides for the Investors to provide a decision or their approval, consent, waiver or judgment, such decision, approval, consent, waiver or judgment shall be solely provided by Hutchison and ST Telemedia, respectively (and shall specifically exclude any of their permitted assignees), (ii) the parties further acknowledge that Hutchison and ST Telemedia shall negotiate and approve all Transaction Documents without the participation of any permitted assignee, and (iii) if Hutchison or ST Telemedia assigns to any other Person the right to participate in the transaction in accordance with
Section 8.3(c), either (A) such Person shall be financially capable of performing its obligations under this Agreement (including its obligations to fund its portion of the Purchase Price set forth in Article I hereof on the Closing Date), as reasonably determined by the Company, or (B) Hutchison or ST Telemedia, as the case may be, shall agree to remain obligated to perform any such obligations not performed by such assignee.

       (e) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to cooperate or comply with any requests for due diligence by any proposed assignee of the Investors hereunder.

       8.4 Entire Agreement. This Agreement, the other Transaction Documents, the ST Telemedia Confidentiality Agreement and the Hutchison Confidentiality Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto, including the Letter of Intent (and annex thereto).

       8.5 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy or globally recognized overnight courier, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

          (i) if to the Company or GX Holdings, to:

              Global Crossing Ltd.
              Seven Giralda Farms
              Madison, New Jersey 079040
              U.S.A.
              Telecopy:   (973) 410-8583
              Attention:  John McShane

              with a copy to:

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, New York 10153
              U.S.A.
              Telecopy:   212-310-8007
              Attention:  Douglas P. Warner

         (ii) if to ST Telemedia, to:

              Singapore Technologies Telemedia Pte Ltd.
              51 Cuppage Road
              #10-11/17, StarHub Centre
              Singapore 229469
              Telecopy:   (65) 720-7277
              Attention:  Chief Financial Officer

              with a copy to:

              Latham & Watkins
              80 Raffles Place
              #14-20 UOB Plaza 2
              Singapore 048624
              Telecopy:   (65) 536-1171
              Attention:  Michael W. Sturrock

        (iii) if to Hutchison, to:

              Hutchison Telecommunications Limited
              22/nd/ Floor, Hutchison House
              10 Harcourt Road, Central
              Hong Kong
              Telecopy:   (852) 2128-1778
              Attention:  Company Secretary

              With a copy to:

              Paul, Weiss, Rifkind, Wharton & Garrison
              12/F Hong Kong Club Building
              3A Charter Road Building
              Hong Kong
              Telecopy:   (852) 2536-9622
              Attention:  John E. Lange

       All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

       8.6 Amendments. Subject to Section 5.8, the terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and each of the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

       8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

       8.8 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

       8.9 Governing Law; Submission to Jurisdiction. This Agreement (except for
Article V hereof) shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then, in accordance with and governed by the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof. The parties hereby agree that (except as provided otherwise in Article V hereof), without limitation of any party's right to appeal any order of the U.S. Bankruptcy Court, (a) the U.S. Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated herein, and
(b) any and all claims, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the U.S. Bankruptcy Court, and the parties hereby consent and submit to the jurisdiction of the U.S. Bankruptcy Court.

       8.10 Waiver of Jury Trial. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

       8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

       8.12 No Interpretation Against Drafter. This Agreement is the product of negotiations among the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

       8.13 Confidentiality. In addition to the restrictions on the issuance of press releases and public announcements under Section 4.11, each party hereto shall ensure that neither it nor any of its subsidiaries, Affiliates or Representatives shall make any disclosure concerning any Regulatory Filings or any of the contents or information contained therein, except as may be required by applicable Law or by obligations pursuant to any Listing agreement with any securities exchange or market. Notwithstanding the foregoing, nothing in this Agreement shall restrict: (a) any of the foregoing parties from making any disclosure (i) of information that was at the time of disclosure already publicly available, other than as a result of a breach by that party of this
Section 8.13, (ii) that may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or market, (iii) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or (iv) to entities from whom releases, consents or approvals are required, or to whom such information is required to be provided in connection with the transactions pursuant to the transactions contemplated hereunder; or (b) ST Telemedia, its subsidiaries, affiliates or Representatives from making any disclosure to the beneficial holders of any capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests of ST Telemedia.

       8.14 Closing Audit.

       (a) The Company shall cause to be prepared and provided to the Investors as soon as reasonably practicable after the later of (i) December 31, 2002 and
(ii) the execution and delivery of agreements with each of the Big Eight Vendors in respect of the settlement or compromise of all amounts owed to them by the Company and the Designated Subsidiaries for claims arising prior to the Petition Date (the "Settlement Agreements") (A) an unaudited consolidated balance sheet (the "December 31, 2002 Balance Sheet") of the Company and the Designated Subsidiaries as at December 31, 2002, as adjusted to reflect the final terms of the Settlement Agreements (which balance sheet may be audited by the Investors as described below), (B) the calculation of the December 31, 2002 Cash Balance and the December 31, 2002 Net Working Capital, together with supporting work papers identifying any contingent Liabilities involving a potential Liability of $5 million or more and indicating whether or not such contingent Liabilities were reflected in such calculation, the basis for the inclusion or exclusion of such contingent Liabilities and, to the extent included, the basis for the estimate of such contingent Liabilities reflected in the December 31, 2002 Balance Sheet, (C) an officer's certificate by the chief financial or accounting officer of the Company certifying that the December 31, 2002 Balance Sheet was prepared, and that the calculations of the December 31, 2002 Cash Balance and the December 31, 2002 Net Working Capital were calculated, in accordance with the provisions of this Agreement and (D) such other evidence or information as each Investor may reasonably request in order to verify such calculations. The Company shall cause the December 31, 2002 Balance Sheet to be prepared in accordance with GAAP and on a basis consistent with the balance sheet contained in the Monthly Operating Statements for the period from June 1, 2002 to June 30, 2002 (the "June 30 Balance Sheet").

       (b) As soon as reasonably practicable following entry of the Confirmation Order, the Company shall cause to be prepared and provided to the Investors the determination

(or, if such determination is not possible with respect to any item prior to such date, the good faith estimation of such item) of (A) the calculation of the Other Exit Costs, together with supporting work papers and settlement documentation identifying the Other Exit Costs and substantiating the Company's calculation or good faith estimation of the Other Exit Costs and (B) such other evidence or information as each Investor may reasonably request in order to verify such calculation.

       (c) The Investors shall have the right to retain an auditor to review the December 31, 2002 Balance Sheet and the calculations of the December 31, 2002 Cash Balance, the December 31, 2002 Net Working Capital and the calculation of the Other Exit Costs and to review and examine the procedures, books, records and work papers used in the preparation of the December 31, 2002 Balance Sheet and the calculation of the Other Exit Costs. If the Investors notify the Company
(A) within 30 days of the date that the Company delivers to the Investors the December 31, 2002 Balance Sheet and the calculations of the December 31, 2002 Cash Balance and the December 31, 2002 Net Working Capital or, as the case may be, (B) within 15 days of the date of the delivery of the calculation of the Other Exit Costs, that it disputes the computation of any amounts contained therein and such dispute cannot be resolved within ten days thereafter through good faith negotiation by the Company and the Investors, then the dispute shall be referred for resolution to a mutually agreed upon internationally recognized auditor or investment banking firm (the "Expert") that is not otherwise advising the Company or the Investors. If the parties cannot agree on the Expert within five days after a request by the Company or the Investors to refer the dispute to the Expert, either of the parties may request the Bankruptcy Court to designate the Expert. The Expert shall be instructed to present its determination within 30 days after its appointment, and the parties shall provide full cooperation to the Expert in making such determination. The Expert's determination shall be final and binding on the parties. The fees and expenses of the Expert shall be borne 50% by the Company and 50% by the Investors. The parties agree that (x) the Closing shall not occur until the resolution of any dispute involving the December 31, 2002 Balance Sheet and the financial conditions contained in Sections 6.2(d), 6.2(e) and 6.2(f) and (y) if there is a bona fide dispute involving the December 31, 2002 Balance Sheet under this Section 8.14, then neither party shall be entitled to terminate this Agreement pursuant to Section 7.1(b) until ten days after the Expert's determination above.

       8.15 Actions by Banks and Creditors' Committee. With respect to any authorizations, elections or other actions which may be made or taken by the Banks or the unsecured creditors of the Debtors under this Agreement, the Investors may rely on decisions by and/or instructions from (a) the Agent and
(b) the Creditors' Committee on behalf of and as representatives for the unsecured creditors of the Debtors.

                            [Signature Page Follows]

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                            GLOBAL CROSSING LTD. (in provisional
                                            liquidation)

                                            By:    /s/ Dan Cohrs
                                                   -----------------------------
                                                   Name:  Dan Cohrs
                                                   Title: CFO
                                                   Date:  August 9, 2002

                                            GLOBAL CROSSING HOLDINGS LTD. (in
                                            provisional liquidation)

                                            By:    /s/ Dan Cohrs
                                                   -----------------------------
                                                   Name:  Dan Cohrs
                                                   Title: CFO
                                                   Date:  August 9, 2002

                                            JOINT PROVISIONAL LIQUIDATORS
                                            (signing solely for the purpose
                                             of agreeing to Article V hereof)

                                            By:    _____________________________
                                                   Name: Philip Wallace
                                                   Title:
                                                   Date:

                                            SINGAPORE TECHNOLOGIES
                                            TELEMEDIA PTE LTD

                                            By:    /s/ Lee Theng Kiat
                                                   -----------------------------
                                                   Name: Lee Theng Kiat
                                                   Title:
                                                   Date:  August 9, 2002

                                              HUTCHISON TELECOMMUNICATIONS
                                              LIMITED

                                              By: /s/ Susan Chow
                                                  -----------------------------
                                                  Name:  Susan Chow
                                                  Title:
                                                  Date:  August 9, 2002

                                                                       Exhibit A

                             Terms of Restructuring

The Restructuring shall include the following terms:

1. The Company will duly incorporate and organize New GX, under the Laws of Bermuda or the Cayman Islands, as the Investors determine in their reasonable discretion, and will be issued 1,000 New Common Shares.

2. The Company and GX Holdings will transfer all of their Assets to New GX pursuant to the Company Asset Transfer.

3. The Investors will subscribe for 61.50% of the New Company Shares to be outstanding as of the Closing Date for an aggregate Purchase Price of $250,000,000, which New Outstanding Equity will include the New Preferred Shares with the terms set forth in Exhibit A-1.

4. Pre-Petition Date creditors of the Debtors will receive 38.50% of the New Company Shares to be outstanding as of the Closing Date, 32.50% of which will be allocated to the Other Pre-Petition Date Claims and 6.00% of which will be allocated to the Bank Claims.

5. $200,000,000 in new debt securities will be issued by New GX to the pre-Petition Date creditors of the Debtors, such debt securities will have the terms set forth on Exhibit A-3, which will be allocated $175,000,000 to the Bank Claims and $25,000,000 to the Other Pre-Petition Date Claims.

6. $300,000,000 in cash (plus any net interest thereon) in the account at JP Morgan under the name Global Crossing North American, Inc., account No. 323-225349, will be distributed to the Agent for allocation to the Banks Claims.

7. Except as set forth in clause (b) of the definition of Confirmation Order in
   Section 8.1, all Pre-Petition Liabilities of the Debtors shall be discharged in full in exchange for the consideration set forth in paragraphs 3 through 6 above.

8. Hutchison shall procure the surrender of the shares of convertible preferred stock of the Company held by it or its affiliate immediately prior to the Closing.

9. The Investors will not have any commitment or obligation to provide additional equity or debt funding to New GX. In the event New GX requires additional funding, New GX may make a rights offering to all holders of capital stock of New GX then existing ("Capital Calls"). Such Capital Calls may be made by the board of directors of New GX upon a determination that debt funding on reasonable commercial terms is not otherwise available for New GX from independent third parties. The board of directors may also determine the timing and amount of such Capital Calls; provided that the price per share of the rights offered in any such Capital Call may be no more than 10% less than the "fair market value," where the "fair market value" may be based upon an appraisal from a qualified independent investment bank.

10. All New Common Shares held by the Company shall be cancelled pursuant to the Schemes of Arrangement and the Bankruptcy Plan.

11. New GX and the Investors shall provide in an appropriate document, those minority protections set forth on Exhibit A-2.

12. All of the assets of the Company and its Subsidiaries that are excluded in clauses (i) and (iv) through (vi) in the definition of Assets above shall be distributed 50% to the Bank Claims, on the one hand, and 50% to the Other Pre-Petition Date Claims, on the other hand, except as set forth on Schedule 1.2(c). For the avoidance of doubt, the funds referred to in clause (i) in the definition of Assets will be available to pay the costs and expenses referred to in clause (ii) in the same definition, and only after payment of these costs and expenses in full (whether from the funds referred to in clause (i) or otherwise) will these funds, to the extent any remain, be distributed in the manner set out in this paragraph; provided, however, the costs and expenses described in clause (ii) shall be paid first from the funds described in clause (ii), so long as such payment is made within 30 days of the due date under applicable procedures which have been or may be put into place by the Bermudian Court.

13. At the Closing, and in accordance with the Bankruptcy Plan and Schemes of Arrangement, (x) except for the funds referred to in the first proviso to the list of excluded assets in the definition of Assets in Section 8.1, neither the Company nor GX Holdings shall owe any amounts to New GX and/or its Subsidiaries under any intercompany account payable, loan or other obligation and (y) neither New GX nor any of its Subsidiaries shall owe any amounts to the Company or GX Holdings under any intercompany account payable, loan or other obligation.

                                                                     Exhibit A-1

                         Terms of New GX Preferred Stock

Dividends           2.0% cumulative, payable in cash after New GX achieves
                    cumulative Service EBITDA of $650 million.

Ranking The New Preferred Stock will rank senior to all other capital stock of New GX and will have a liquidation preference equal to $10 per share of New Preferred Stock, provided that any distribution to shareholders of New GX following a disposition of all or any portion of the assets of New GX shall be shared pari passu between the holders of New Common Stock and New Preferred Stock on as as-converted basis.

Conversion          The New Preferred Stock may be converted on a one-to-one
                    basis, in whole or in part, at the option of the holder at any time and from time to time. The conversion ratio of the
                    New Preferred Stock will be subject to customary
                    anti-dilution adjustments, such as stock splits and
                    combinations, stock dividends and similar transactions.

Optional Redemption None

Optional Change of  None
Control Redemption

Voting Rights       The New Preferred Stock will vote on an as-converted basis with the common stock.

                    The holders of the New Preferred Stock will have a class voting right with respect to any amendment to the terms of the New Preferred Stock.

                    So long as an Investor beneficially owns a specified minimum percentage (to be agreed) of New GX's outstanding common shares (for the avoidance of doubt the common shares issuable upon conversion of any shares of New Preferred
                    Stock owned by such Investor shall be deemed for this purpose only to be beneficially owned by such Investor), the approval of such Investor holding New Preferred Stock shall be required for certain major corporate actions of New GX and/or its subsidiaries, including any of the following: (i) appointing or replacing New GX's chief executive officer;
                    (ii) any material acquisitions or dispositions; (iii) any mergers, consolidations or reorganizations; (iv) any issuances of equity securities (other than enumerated exceptions); (v) incurrence of Indebtedness in excess of specified amounts; (vi) capital expenditures in excess of specified amounts; (vii) commencement of bankruptcy or other insolvency proceedings; and
      (viii) certain affiliate transactions.

                                                                     Exhibit A-2

                              Minority Protections

       The bye-laws of New GX shall include provisions to the following effect:

       1. General Offer Requirement: If any person or group (as defined in Section 13(d) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act")) other than the Investors or their Affiliates becomes the beneficial owner (as defined in Section 13(d) of the Exchange Act) of shares of capital stock of New GX ("Shares") representing a majority of the voting power of the outstanding Shares, or becomes the beneficial owner of Shares representing more than 30% of the voting power of the outstanding Shares and the largest single beneficial owner (in terms of voting power) of the Shares (a "Change of Control Event") prior to the later of (x) a Listing and (y) the second anniversary of the Closing Date, such person or group (the "Acquiror") shall make or cause to be made an offer to purchase for cash all outstanding Shares held by shareholders as of the Closing Date and the transferees of such shareholders at a price not less than the maximum price per Share (on a common share equivalent basis) paid by the Acquiror during the six month period prior to such Change of Control Event. Such offer shall be made not more than 30 days after such Change of Control Event to shareholders of record on the fifth business day prior to the date of the offer and shall remain open for not less than 15 or more than 30 days after notice to the shareholders of such offer. Payment for Shares tendered upon acceptance of such offer shall be made in cash within 15 days after the final day of the offer period.

       2. Transactions with Investors: Prior to a Listing, New GX shall not, and shall ensure that none of its subsidiaries shall, enter into any material transaction with an Investor or an Affiliate of an Investor unless such transaction is on arm's length terms and New GX or its relevant subsidiary shall have received an opinion from an independent financial advisor that such transaction is fair to New GX or such subsidiary, as the case may be. The foregoing requirement shall not apply to (i) any transaction pursuant an agreement entered into prior to the Closing Date, (ii) transactions in the ordinary course of business on arm's length terms involving payments to or from any Investor and its Affiliates or (iii) any transaction involving a loan from a shareholder of New GX to New GX; provided, that the loan is made on commercial terms.

       3. Pre-Emptive Rights: Prior to a Listing, New GX shall not, and shall ensure that none of its subsidiaries shall, issue any Shares, or securities convertible into or exercisable or exchangeable for Shares, to an Investor or an Affiliate of an Investor, other than issuances in exchange for non-cash consideration in connection with acquisitions or other strategic transactions approved in accordance with paragraph 2 above, unless New GX or its relevant subsidiary shall have offered to the shareholders as of the Closing Date (other than the Investors) and their transferees (the "Creditor Shareholders") the opportunity to subscribe for Shares or such other securities, on a pro rata basis based upon relative Share ownership, on the same terms as offered to such Investor or Affiliate; provided that calculation of relative share ownership for such purpose shall be done assuming conversion of all outstanding New Preferred Shares into New Common Shares; and provided, further, that in connection with any such issuance of shares, the Creditor Shareholders exercising their pre-emptive rights shall receive New Common Shares and the Investors or their Affiliates may receive New Preferred Shares, or a combination of New Preferred Shares and New Common Shares, so as to ensure that the percentage of the total outstanding New Common Shares held by them on a non-diluted basis (assuming no conversion of New Preferred Shares) does not increase as a result of such issuance.

       4. Information Rights:

       (a) Unless there is a Listing or New GX otherwise becomes subject to SEC reporting requirements, New GX will distribute to the Creditor Shareholders, (i) quarterly unaudited financial statements beginning with the first full fiscal year after the Closing Date, and (ii) annual audited financial statements beginning with the fiscal year ended December 31, 2003.

       (b) To the extent required to permit Creditor Shareholders (other than Affiliates of New GX) to sell their shares without registration under the Securities Act of 1933 (the "Securities Act"), New GX will ensure that there is publicly available the information concerning the Company specified in Rule 144(c)(2) under the Securities Act.

       (c) Prior to a Listing, to the extent necessary to permit a broker or dealer to publish or submit for publication quotations for Shares without violating Rule 15c2-11 under the Exchange Act, New GX shall use its reasonable commercial efforts to ensure that the information concerning New GX required pursuant to such Rule is available to brokers and dealers; provided, that this sentence shall not be interpreted to require New GX (i) to make available audited financial statements sooner than otherwise required by this Agreement or by applicable Law or (ii) to register Shares under the Exchange Act sooner than otherwise required by this Agreement or by applicable Law.

       (d) New GX shall use its reasonable efforts to: (x) prepare and file within 90 days after all required audited GAAP financial statements of New GX and the Company (as predecessor of New GX) for 2000, 2001 and 2002 are available, a registration statement for the registration of the New GX Common Shares with the United States Securities and Exchange Commission (the "SEC") under the Exchange Act and (y) cause such registration statement to become effective as soon as practicable after filing.

       5. Investor Purchase Offer: If at any time the Investors and their Affiliates become holders of more than 90% in the aggregate of the outstanding Shares (calculated assuming conversion of all outstanding New Preferred Shares into New Common Shares), the Investors shall either (i) make an offer to acquire the remaining New Common Shares held by the Creditor Shareholders at a price per Share equal to the greater of (x) the weighted average price per Share paid by the Investors or their Affiliates to acquire Shares during the preceding six month period and (y) 85% of the highest price paid per share by the Investors or their Affiliates during such six month period or (ii) implement, pursuant to and in accordance with the provisions of Bermuda or Cayman Islands law (as the case may be), a compulsory acquisition of such New Common Shares or other transaction that results in the acquisition or cancellation of such New Common Shares in exchange for cash at a valuation established in accordance with applicable law.

       6. Amendments: None of the bye-law provisions described above may be amended without the affirmative vote of a majority of the Creditor Shareholders.

                                                                     Exhibit A-3

                           Terms of New Debt Securities

Issuer                Global Crossing entity, to be defined ("New GX")

Issue                 Senior Secured Notes (the "Notes")

Principal Amount      $200 million

Maturity              3 years

Coupon/Yield          11% per annum, paid semi-annually

Security                 First priority lien on the equity in, and assets of, GCUK and Global Marine.

                         Lien on all other assets of New GX and its material Subsidiaries ranking junior only to the first lien on all assets of New GX and its material Subsidiaries (other than equity in, and assets of, GCUK and Global Marine) for up to $150 million senior secured Indebtedness ("Working Capital Financing")

Ranking               The Notes will be senior secured obligations of New GX and will rank pari passu in right of payment with the Working Capital Financing and senior in right of payment to all other Indebtedness of New GX and its material Subsidiaries

Optional Redemption   Callable at par at any time plus accrued and unpaid interest, if any, to the date of purchase

Mandatory             Redemption Net cash proceeds from any sale of assets or stock of GCUK and Global
                      Marine will be used to redeem the Notes at par value plus accrued and unpaid interest, if any, on a pro rata basis. To the extent proceeds of any such sale are other than cash, such proceeds shall be substituted for the collateral.

Incurrence Covenants  Covenants will be customary for high-yield senior note issuances. These covenants will include: (i) limitations on Indebtedness of New GX and its material
                      Subsidiaries (with carve outs for (a) the Notes; and (b) Working Capital
                      Financing); (ii) limitations on restricted payments and investments (with carve-
                      outs for the New Preferred Shares); (iii) limitation on sale and leaseback transactions; (iv) asset sale covenant; (v) merger, consolidation and sale of substantially all assets; and (vi) limitation on further liens, except for liens securing the Working Capital Financing (provided that such liens will not apply to the shares or assets of GCUK and Global

                    Marine).

                    The foregoing covenants shall be subject to customary exceptions, baskets and carve-outs.

Events of Default   Customary for senior secured notes

Change of Control   Upon the occurrence of a change of control (to be
                    defined), the Company will be required to make an offer to purchase all outstanding Notes at a purchase price of 101%
                    of par plus accrued and unpaid interest, if any, to the date of purchase

Jurisdiction        State of New York


                                                                       Exhibit B

                              New GX Capitalization


                                      % of Share         % of Share            % of Share
                                    Capital as of      Capital as of         Capital as of
                                   Closing, before     Closing, after        Closing, after
                                   giving effect to   giving effect to      giving effect to
                                    options issued   options issued on      exercise of all
                                    under the New     the Closing Date      options issuable
                                    GX Management      under the New         under the New
     Holder            Shares          Plan/1/      GX Management Plan/1/ GX Management Plan/1/
     ------       ---------------- ---------------- --------------------  --------------------
ST Telemedia      3,300,000 New         30.75%             29.21%                28.29%
                  Common Shares

                  9,000,000 New
                  Preferred Shares

Hutchison         3,300,000 New         30.75%             29.21%                28.29%
                  Common Shares

                  9,000,000 New
                  Preferred Shares

Pre-Petition Date 15,400,000 New        38.50%             36.58%                35.42%
creditors         Common Shares

Management        3,478,261 New             0%              5.00%                 8.00%
                  Common Shares

   Total          43,478,261           100.00%            100.00%               100.00%

--------
/(1)/ Share ownership is calculated on a fully-diluted and as converted basis, assuming (i) full conversion of all New Preferred Shares into New Common Shares and (ii) full exercise of all options issued under the New GX Management Plan as of the date indicated.

                                                                       Exhibit C

                           Timetable for Restructuring


          Date                                                              Action
          ----           -----------------------------------------------------------------------------------------------------
On or before August 9,   Hearing to approve this Agreement by the U.S. Bankruptcy Court.
2002

On or before August 12,  Hearing to approve this Agreement by the Bermuda Court.
2002

September 16, 2002       Filing of the Bankruptcy Plan and Disclosure Statement.

October 21, 2002         Approval of Disclosure Statement.

October 22, 2002         Submit application to Bermudian Court (for direction) to call a meeting of creditors to vote on the
                         Schemes of Arrangement.

Between October 22, 2002 (i) Solicitation of votes on the Bankruptcy Plan; and and December 5, 2002
                         (ii) Solicitation of votes on the Schemes of
                              Arrangement in accordance with the directions of the Bermuda Court.

December 5, 2002         Confirmation Hearing.

One Business Day later   Hearing of application for Sanction Order.

January 6, 2003          Confirmation Order entered

January 10, 2003         Granting of Sanction Order

January                  21, 2003 Effective date of the Bankruptcy Plan and
                         Schemes of Arrangement, which date may be extended to the later of (x) the date that all material Regulatory
                         Approvals are obtained, which date shall not be later than April 30, 2003 and (y) the date of resolution of disputes in connection with balance sheet items as set forth in Section 8.14 of the Agreement, which date shall not be later than April 30, 2003 (except as set forth in Section 8.14).


                                                                       Exhibit D

                           Monthly Management Reports

The Company shall provide the following items for each of (i) the Company and its Subsidiaries, on a consolidated basis, (ii) the "Restricted Group" (as such term is used with respect to the debt documents of the Company) and (iii) AGC. All information is to be provided for the month of reporting and the year to date, as of such report.

1. Copy of Income Statement and Balance Sheet.

    a. Service Revenue

       (i) Split showing service revenue from commercial customers and carrier customers

       (ii)  Split showing service revenue for voice and data

       (iii) Top 20 contracts lost or cancelled

    b. Backlog, sales funnel, major wins

       (i)   Summarized sales funnel with estimated probability of success.

       (ii)  Further details on top 20 contracts in the funnel

    c. Cost of Access

       (i) Split showing cost of access for commercial customers and carrier customers

       (ii)  Split showing cost of access for voice and data

    d. Operating Expenses

    e. Service EBITDA

    f. IRU Sales

       (i)   IRU Backlog

       (ii)  Status of sales funnel

    g. Employment figures, including retrenchment, bonus payments and accruals (monthly and year to date)

2. Schedules of Key Balance Sheet Lines

    a. Capital expenditure commitment and spending

       (i)   Direct and indirect capital expenditure

       (ii) Amount of accrued capital expenditure paydown from previous period and new accrued capital expenditure

    b. Cash flow statement

    c. Bank balance

    d. Changes in working capital including changes to:

       (i) Receivables balance

       (ii) Payable balance

       (iii) Net working capital

       (iv) Working capital changes vs. prior month (including cash)

    e. Amounts and description of all accrued expenses and revenues

3. Statistical Reporting

    a. Headcount reporting

       (i) Headcount status by function.

       (ii) Movement of individuals on who have a Change of Control Clause in their employment contracts

    b. Quarterly update of progress of restructuring program

       (i) Restructuring costs incurred

       (ii) Amount of savings as compared to planned restructuring costs

                                                                       Exhibit E

                 Commitments Containing Non-Compete Covenants

1. Managed Network Services and Channel Sales Agreement dated February 5, 2001 between Global Crossing Services Europe Limited and Society for Worldwide Interbank Financial Telecommunications s.c.r.l. (SWIFT).

2. Purchase Agreement dated November 16, 2001 among Global Crossing Ltd, Asia Global Crossing Ltd., Global Crossing North America Holdings Inc., Saturn Global Network Services Holdings Limited, IXnet Hong Kong Ltd. and Asia Global Crossing (Singapore) Pte Ltd. and GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Gmbh & Co. Beteiligungs Kg, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P. and GS IPC Acquisition Corp. relating to the sale of the Global Crossing Ltd. entities' IPC Trading Systems divisions.

3. Joint Venture Agreement relating to Exodus Asia-Pacific Ltd. dated as of September 28, 2000 between Asia Global Crossing Ltd. and Exodus Communications, Inc.

4. Joint Venture Agreement among Asia Global Crossing Ltd., Digital Telecommunications Phils., Inc. and Philippines Crossing Land Corporation dated as of December 17, 2000 as amended.

5. Amended and Restated Joint Venture Agreement and Letter Agreement between Asia Global Crossing Ltd. and Microelectronics Technology dated as of December 12, 2000.

6. Joint Venture Agreement between Asia Global Crossing Ltd. and Dacom Corporation dated as of January 30, 2001. The Joint Venture Agreement was amended by the First Amendment and Waiver dated March 27, 2001.

7. Joint Venture Agreement among Global Marine Systems Ltd., Nippon Telegraph & Telephone Corporation and NTT World Engineering Marine Corporation dated as of February 11, 1999.

8. Joint Venture Agreement among Global Marine Systems Ltd., PT Perusahaan Pelayaran Samudera Trikora Lloyd and Trikora Pacific Limited dated as of October 4, 1996.

9. Joint Venture Agreement among Global Marine Systems Ltd., Telecommunication Authority of Singapore and ASEAN Cableship Pte Ltd dated as of November 15, 1991.

10. Joint Venture Agreement among Global Marine Systems Ltd. and
    Telecommunication Authority of Singapore dated July 1, 1987.

                                                                       Exhibit F

                                Bermudian Debtors

1. Global Crossing Ltd. (Bermuda)

2. Global Crossing Holdings Ltd. (Bermuda)

3. Atlantic Crossing Ltd. (Bermuda)

4. Atlantic Crossing Holdings Ltd. (Bermuda)

5. Mid-Atlantic Crossing Holdings Ltd. (Bermuda)

6. Global Crossing International Ltd. (Bermuda)

7. Global Crossing Network Center Ltd. (Bermuda)

8. Mid-Atlantic Crossing Ltd. (Bermuda)

9. Pan American Crossing Holdings Ltd. (Bermuda)

10. South American Crossing Holdings Ltd. (Bermuda)

11. Pan American Crossing Ltd. (Bermuda)

12. Atlantic Crossing II Ltd. (Bermuda)

                               PURCHASE AGREEMENT

                               DISCLOSURE SCHEDULE

       Provided herein is the Disclosure Schedule referenced in that certain Purchase Agreement (the "Agreement"), dated as of August 9, 2002, made by and among Global Crossing Ltd., a company organized under the Laws of Bermuda (the "Company"), Global Crossing Holdings Ltd., a company organized under the Laws of Bermuda, the Joint Provisional Liquidators (as defined in the Agreement) of the Company, Singapore Technologies Telemedia Pte Ltd, a company organized under the Laws of Singapore, and Hutchison Telecommunications Limited, a company organized under the Laws of Hong Kong (collectively, the "Investors"). Capitalized terms used herein have the meanings given to them in the Agreement unless otherwise defined.

       The representations and warranties of the Company set forth in Article II of the Agreement are made and given subject to the disclosures in this Disclosure Schedule. This Disclosure Schedule is qualified in its entirety by reference to the Agreement and is not intended to constitute, and may not be construed as constituting, any representation, warranty or covenant of the Company except as and to the extent expressly provided in the Agreement.

       In addition, this Disclosure Schedule is subject to the following terms and conditions:

..   Any reference to Section numbers are to Sections of the Agreement unless otherwise stated.

..   The fact that any item of information is disclosed in any Section of this
    Disclosure Schedule may not be construed (i) to mean that such disclosure is required by the Agreement, including, in order to render any representation or warranty true or correct, or (ii) to constitute a representation or warranty as to the materiality of any item so disclosed.

..   The inclusion of any item herein when listing a "material" item or an item having a "Material Adverse Effect" is not deemed to be an admission or representation that the included item is "material" or results in a "Material Adverse Effect" for purposes of the Agreement or otherwise.

..   Information disclosed by the Company pursuant to a particular Section of the Agreement or this Disclosure Schedule shall be deemed to be incorporated in, and disclosed solely with respect to, such Section. In no event shall the disclosure of such information pursuant to a particular Section of the Agreement or this Disclosure Schedule be deemed to be incorporated in and disclosed with respect to any other Sections of the Agreement and this Disclosure Schedule, except to the extent a specific cross reference is set forth therein.

..   The annexes, attachments and exhibits to this Disclosure Schedule, if any, form an integral part of this Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein.

..   The headings and descriptions herein are for descriptive purposes and convenience of reference only and should not be deemed to affect the representations, warranties or covenants made in the Agreement or to limit the exceptions made therein.

                                        2